 EXHIBIT 10.8

SENIOR SECURED TERM LOAN FACILITY AGREEMENT

dated as of July 29, 2010

among

OCWEN FINANCIAL CORPORATION,
as Borrower,

CERTAIN SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION,
as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

$350,000,000 Senior Secured Term Loan Facility

BARCLAYS CAPITAL,
as Sole Lead Arranger, Sole Syndication Agent and Joint Bookrunner,

DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunner

i

SCHEDULES:	1.01(a)	Initial Term Loan Commitments
	1.01(b)	Securitization Entities
	1.01(c)	Principal Office
	1.01(d)	Material Subsidiaries
	1.01(e)(A)	Specified Servicing Agreements
	1.01(e)(B)	Specified MSRs/Deferred Servicing Fees/Unencumbered Advances
	2.09	Amortization Schedule
	3.01(c)	Organization and Capital Structure
	4.01	Organization and Qualification
	4.03	Equity Interests and Ownership
	4.15	ERISA
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.05	Certain Restrictions on Subsidiary Distributions
	6.06	Certain Investments
	6.11	Certain Affiliate Transactions
	10.01(a)	Notice Addresses

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D-1	Opinion of Mayer Brown LLP
	D-2	Opinion of Gunster
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Intercompany Note
	J	Joinder Agreement

v

SENIOR SECURED TERM LOAN FACILITY AGREEMENT

This SENIOR SECURED TERM LOAN FACILITY AGREEMENT, dated as of July 29, 2010, is entered into by and among OCWEN FINANCIAL CORPORATION, a Florida corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION, as Subsidiary Guarantors, the Lenders party hereto from time to time, and BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01         Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquired Entity” has the meaning specified in the definition of Permitted Acquisition.

“Acquired Servicing” has the meaning specified in Section 6.07(e).

“Acquisition” means the acquisition of the HomEq Business by OLS pursuant to the Asset Purchase Agreement.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Acquisition Documents” means the Asset Purchase Agreement together with all other instruments and agreements entered into by OLS or its Subsidiaries in connection therewith, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Adverse Proceeding” means any action, suit, demand, claim, proceeding, hearing (in each case, whether administrative, judicial (civil or criminal) or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Lender” has the meaning specified in Section 2.16(b).

“Affected Loans” has the meaning specified in Section 2.16(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agent Affiliates” has the meaning specified in Section 10.01(b).

“Aggregate Amounts Due” has the meaning specified in Section 2.15.

“Aggregate Payments” has the meaning specified in Section 7.02.

“Agreement” means this Senior Secured Term Loan Facility Agreement, dated as of July 29, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Annualized Acquired EBITDA” means, for any Acquired Entity: (1) for the first full Fiscal Quarter in which such Acquired Entity is included in the calculation of Consolidated Adjusted EBITDA, (i) the actual Consolidated Adjusted EBITDA for such Acquired Entity for such Fiscal Quarter, multiplied by (ii) four; (2) for the second full Fiscal Quarter in which such Acquired Entity is included in the calculation of Consolidated Adjusted EBITDA, (i) the actual Consolidated Adjusted EBITDA for such Acquired Entity for the preceding two Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) two; (3) for the third full Fiscal Quarter in which such Acquired Entity is included in the calculation of Consolidated Adjusted EBITDA, (i) the actual Consolidated Adjusted EBITDA for such Acquired Entity for the preceding three Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.33; and (4) for the fourth full Fiscal Quarter in which such Acquired Entity is included in the calculation of Consolidated Adjusted EBITDA, (i) the actual Consolidated Adjusted EBITDA for such Acquired Entity for the preceding four Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.

“Applicable Margin” means (i) with respect to Initial Term Loans that are Eurodollar Rate Loans, 7.00% per annum; and (ii) with respect to Initial Term Loans that are Base Rate Loans, 6.00% per annum.  Nothing in this definition shall limit the right of the Administrative Agent or any Lender under Section 2.07 or Article VIII and the provisions of this definition shall survive the termination of this Agreement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any other Agent or to Lenders by means of electronic communications pursuant to Section 10.01(b).

“Arranger” means Barclays Capital, the investment banking division of Barclays Bank PLC, in its capacity as sole lead arranger, together with its permitted successors in such capacity.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 28, 2010, among Barclays Bank PLC, Barclays Capital Real Estate, Inc. (together with Barclays Bank PLC, as Sellers thereunder), OLS (as Purchaser thereunder) and, solely with respect to Sections 5.24 and 8.03 thereunder, the Borrower (as Purchaser Parent thereunder).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) transfers to the Borrower or any Subsidiary Guarantor, or from a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor, (ii) inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued), (iii) sales, leases or licenses of other assets for aggregate consideration of less than $15,000,000 with respect to any transaction or series of related transactions and less than $25,000,000 in the aggregate during any Fiscal Year, (iv) sales, contributions, assignments or other transfers of Servicing Advances pursuant to the terms of Permitted Funding Indebtedness or Non-Recourse Indebtedness, (v) a sale (in one or more transactions) of Servicing Advances (a) in the ordinary course of business or (b) in connection with the transfer or termination of the related MSRs, (vi) sales, contributions, assignments or other transfers of Servicing Advances to Securitization Entities and Warehouse Facility Trusts in connection with Securitizations or Warehouse Facilities, (vii) disposition of Investments or other assets and disposition or compromise of loans or other receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Borrower or any of its Subsidiaries, (viii) the modification of any loans owned by the Borrower or any of its Subsidiaries in the ordinary course of business, (ix) sales of Securitization Assets in the ordinary course of business by the Borrower or any of its Subsidiaries in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized by the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar government or government sponsored programs, (x) sales, contributions, assignments or other transfers of MSRs in connection with MSR Facilities, (xi) sales, contributions, assignments or other transfers of OREAL Securities or any auction rate securities, and (xii) dispositions permitted by Sections 6.08(e), (h) and (i).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 10.06(h).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Available Amount” means, at any time of determination, an amount equal to (a)(i) the aggregate amount of Consolidated Excess Cash Flow generated from and after the Closing Date to the last day of the most recently completed Fiscal Year to the extent such Consolidated Excess Cash Flow was not, or will not be, required to be applied in accordance with Section 2.12(d) plus (ii) the aggregate amount of any permitted increase in borrowing for Servicing Advance Facilities (limited to Specified Net Servicing Advances), without duplication, minus (b) any Restricted Junior Payments, Permitted Acquisitions, Consolidated Capital Expenditures, amortization payments of Junior Indebtedness or other Investments made using the Available Amount.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays Bank” has the meaning specified in the preamble hereto.

“Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, and (iii) the one-month Eurodollar Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 3.00% per annum.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of the same Type and Class of Loans and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each Lender pursuant to Section 2.01(a) or Section 2.22.

“Borrowing Notice” means a notice executed by an Authorized Officer substantially in the form of Exhibit A-1.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance on hand or in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s; and (iv) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than holders of equity of the Borrower as of the Closing Date shall have acquired beneficial ownership or control of 35.0% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Borrower; (ii) the Borrower shall cease to beneficially own and control, free and clear of all Liens (other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties), 100.0% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Persons who either (a) were members of the board of directors of the Borrower on the Closing Date or (b) were approved by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously so approved; or (iv) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Initial Term Loan Exposure and (b) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Initial Term Loans and (b) each Series of New Term Loans.

“Closing” has the meaning specified in the Asset Purchase Agreement.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 are satisfied and the disbursement of Initial Term Loans to the Borrower has occurred.

“Closing Date Certificate” means a closing date certificate substantially in the form of Exhibit G-1.

“Closing Date Escrow Account” means the account established at an affiliate of Barclays Capital Inc. and under the sole dominion and control of the Collateral Agent, Account No. 831-21303-1-6, for the purpose of holding the Escrow Funds pursuant to Section 5.04.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Commitment” means the Initial Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Commitments” means such commitments of all Lenders.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, which provides detailed calculations of (x) compliance by the Borrower with the financial covenants set forth in Section 6.07, and (y) each amount of Realizable Value, Non-Recourse Indebtedness and Permitted Funding Indebtedness.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with, except as otherwise set forth herein, applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) Consolidated Interest Expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) other non-cash charges reducing Consolidated Net Income, (f) any extraordinary non-cash charges or losses determined in accordance with GAAP, (g) any aggregate net loss on the sale, lease, transfer or other disposition of property outside the ordinary course of business or the discontinuance of any operations or business line, (h) any restructuring charges relating to head count reduction and the closure of facilities directly attributable to Permitted Acquisitions incurred during the 12 months preceding the last day of such period, provided that, for purposes of this clause (h), (1) such charges are factually supportable and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition, (2) either (A) the addition of such charges shall not be inconsistent with Regulation G and Article 11 of Regulation S-X promulgated under the Securities Act and the Exchange Act and as interpreted by the staff of the SEC or (B) if such charges do not meet the requirements of the preceding clause (A), then the addition of such charges shall not exceed $3,500,000 in any period of four consecutive Fiscal Quarters and (3) the Borrower shall provide the Administrative Agent with a reasonably detailed list of such charges together with the Compliance Certificate being delivered for the relevant period, and (i) Transaction Costs and costs and expenses incurred in connection with Permitted Acquisitions, minus (ii) (a) other non-cash gains increasing Consolidated Net Income for such period, (b) any extraordinary non-cash gains determined in accordance with GAAP, (c) any non-cash gain recorded on the repurchase or extinguishment of debt, and (d) any aggregate net gain on the sale, lease, transfer or other disposition of property outside the ordinary course of business or the discontinuance of any operations or business line.  Consolidated Adjusted EBITDA shall be calculated after giving effect to the adjustments provided in Section 6.07(e).  In the event that the Closing has not occurred (i) on or before September 30, 2010, Consolidated Adjusted EBITDA as of September 30, 2010 shall be increased by $0 and (ii) on or before December 31, 2010, Consolidated Adjusted EBITDA as of December 31, 2010 shall be increased by $64,000,000.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of the Borrower and its Subsidiaries; provided, that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.12(c) or with Net Cash Proceeds from Asset Sales invested pursuant to Section 2.12(b) or (ii) that constitute a Permitted Acquisition permitted under Section 6.08.

“Consolidated Corporate Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness) determined on a consolidated basis in accordance with GAAP; provided that Non-Recourse Indebtedness and Permitted Funding Indebtedness other than MSR Indebtedness shall not be included in “Consolidated Corporate Debt” for purposes of this definition.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i)           the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii)          the sum, without duplication, of (a) the amounts for such period of (1) scheduled and other mandatory repayments, without duplication, of Indebtedness for borrowed money (excluding repayments of any revolving credit facility that is not included in Consolidated Working Capital Liabilities except to the extent the commitments with respect thereto are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Consolidated Capital Expenditures (other than Consolidated Capital Expenditures made with the Available Amount), and (3) Acquisition Consideration and all consideration paid in connection with the acquisition of MSRs and Servicing Advances (other than Permitted Acquisitions or other Investments that are either (A) financed with the Available Amount or (B) in any Person, assets or a business line or unit or a division of any Person engaged in activities that are not Core Business Activities), without duplication, plus (b) other non cash gains increasing Consolidated Net Income for such period (excluding any such non cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period).  As used in this clause (ii), “scheduled repayments of Indebtedness” do not include any voluntary or mandatory prepayments of the Loans pursuant to Section 2.11.

“Consolidated Interest Expense” means, for any period, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest and amortization of deferred financing fees and other original issue discount, banking fees and similar fees incurred in connection with the incurred of Indebtedness) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.08 payable on or before the Closing Date, interest expense attributable to Non-Recourse Indebtedness and interest expense attributable to Permitted Funding Indebtedness other than MSR Indebtedness and (ii) net of total interest income received by the Borrower and its Subsidiaries during such period on Cash and Cash Equivalents.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus, to the extent such amounts are included in net income in conformity with GAAP, (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Tangible Net Worth” means, at any date, the excess of such Person’s total assets over its total liabilities determined on a consolidated basis in accordance with GAAP, excluding (a) goodwill and (b) other intangibles.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness) determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Working Capital Assets of the Borrower and its Subsidiaries over Consolidated Working Capital Liabilities of the Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of assets included in Consolidated Working Capital Assets and liabilities included in Consolidated Working Capital Liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Consolidated Working Capital Assets” means, as at any date of determination, the total assets of a person and its subsidiaries on a consolidated basis that are included in the consolidated balance sheet reported to the SEC as “Advances,” “Match Funded Advances,” “Receivables,” “Deferred Tax Assets (net)” and “Other Assets” in conformity with GAAP, excluding cash and cash equivalents.

“Consolidated Working Capital Liabilities” means, as at any date of determination, the total liabilities of a person and its subsidiaries on a consolidated basis that are included in the consolidated balance sheet reported to the SEC as “Match Funded Liabilities,” “Servicer Liabilities” and “Other Liabilities” in conformity with GAAP.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived or otherwise ceased to exist.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning specified in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice executed by an Authorized Officer substantially in the form of Exhibit A-2.

“Convertible Notes” means any unsecured Junior Indebtedness of the Borrower convertible, in whole or in part, into Equity Interests (other than Disqualified Equity Interests) of the Borrower and/or cash based on any formula(s) that reference the trading price of Equity Interests of the Borrower.

“Core Business Activities” means the (x) loan servicing and collection activities and ancillary services directly related thereto (including, but not limited to, the making of servicer advances and financing of advances), (y) asset management for investors that are not a part of the Borrower’s consolidated group and management of loans, real estate owned and securities portfolios for investors that are not a part of the Borrower’s consolidated group; provided that neither of the foregoing shall permit  (i)  any acquisition of ownership interest in loans (excluding, for the avoidance of doubt, Servicing Advances) or asset backed securities by the Borrower or any of its consolidated Affiliates as principal or (ii) incremental cash investments by the Borrower or any of its Affiliates in entities that acquire ownership interests in loans (excluding, for the avoidance of doubt, Servicing Advances) or asset backed securities and (z) support services to third-party lending and loan investment and servicing businesses (including any due diligence services, loan underwriting services, real estate title services, provision of broker-price opinions and other valuation services), collection of consumer receivables, bankruptcy assistance and solution activities, and the provision of technological support products and services related to the foregoing, and business initiatives arising out of and related to any of the foregoing; provided, however, that the Borrower and each of its Affiliates may be permitted to make material changes to their Core Business Activities insofar as these changes relate to originating, acquiring, securitizing and/or selling loans that are purchased, insured, guaranteed or securitized by the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar government or government sponsored entity programs.

“Corporate Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Corporate Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Borrower, any of its Subsidiaries, or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Borrower’s senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Funds Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Funds Defaulting Lender.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.11 or Section 2.12 or by a combination thereof) or such Defaulting Lender shall have paid all amounts due under Section 9.06, as the case may be, and (b) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.

“Default Rate” has the meaning specified in Section 2.07.

“Defaulted Loan” means any portion of any unreimbursed payment required hereunder not made by any Lender when required hereunder.

“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” means a financial institution at which any Loan Party maintains a Deposit Account.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date; provided that any Equity Interest which, by its terms, provides for dividends in cash to be payable prior to the date that is 91 days after the latest Maturity Date solely to the extent that (1) such dividends are paid out of the Available Amount (as defined in this Agreement) and (2) such payment is permitted under Section 6.04 of this Agreement shall not be a Disqualified Equity Interest so long as the other conditions stated herein are satisfied.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Early Amortization Event” shall have the meaning specified in the Indenture.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that neither any natural person nor any Loan Party or any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its ERISA Affiliates.

“Engagement Letter” means the Engagement Letter, dated as of June 18, 2010 among the Arranger, the Joint Bookrunner, the Borrower and OLS.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 303 of ERISA with respect to any Pension Plan or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is an assessment by such Multiemployer Plan of liability therefore, or the receipt by the Borrower or its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which gives rise to the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix)  the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code with respect to a Pension Plan or (x) the imposition of any liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Escrow Agreements” means (a) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent, the Collateral Agent, and Barclays Capital Inc., as escrow agent, (b) that certain Pledged Collateral Account Control Agreement, dated as of the date hereof, by and among the Borrower, as pledgor, the Collateral Agent, as secured party and Barclays Capital Inc., as intermediary, governing the Closing Date Escrow Account, (c) any Successor Escrow Account Agreement and (d) any Successor Escrow Account Control Agreement.

“Escrow Funds” has the meaning specified in Section 5.04.

“Escrow Release Date” has the meaning specified in Section 5.04.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; provided, however, that notwithstanding the foregoing, the Eurodollar Rate shall at no time be less than 2.00% per annum.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” means any of the conditions or events specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of greater than 65.0% of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations would, or could reasonably be expected to, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.

“Excluded Institutions” means the financial institutions specifically identified in the Engagement Letter.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” has the meaning specified in Section 7.02.

“Fair Share Contribution Amount” has the meaning specified in Section 7.02.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Financial Advisor” has the meaning specified in Section 10.21(b).

“Financial Model” means the financial model prepared by the Borrower in respect of the Borrower and its Subsidiaries on a Consolidated basis and delivered to the Administrative Agent prior to the date hereof, in a form satisfactory to the Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantor” has the meaning specified in Section 7.02.

“Funds Defaulting Lender” means any Lender who (i) has notified the Borrower or the Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Initial Term Loan or any New Term Loan or its portion of any unreimbursed payment under Section 9.06, (ii) has failed to confirm that it will comply with its obligation to fund any Initial Term Loan or any New Term Loan or its Pro Rata Share of any payment under Section 9.06 within five Business Days after written request for such confirmation from the Administrative Agent (which request may only be made after all conditions to funding have been satisfied; provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by the Administrative Agent, or (iii) has failed to pay to the Administrative Agent or any other Lender any amount due under any Loan Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” shall have the meaning specified in the Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guaranty” means the guaranty of each Subsidiary Guarantor set forth in Article VII.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Authorization, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into by the Borrower, any Subsidiary Guarantor or any other domestic Subsidiary of the Borrower that is not a Securitization Entity with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (i) the audited financial statements of the Borrower and its Subsidiaries for the immediately preceding three Fiscal Years, consisting of balance sheets and the related Consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Borrower and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (i) of this definition, consisting of a balance sheet and the related Consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“HomEq Business” means the mortgage servicing rights and certain associated assets of Barclays Bank’s and Barclays Capital Real Estate’s mortgage servicing operations acquired or to be acquired by OLS pursuant to the Asset Purchase Agreement and the other Acquisition Documents.

“Increased Amount Date” has the meaning specified in Section 2.22.

“Increased Cost Lender” has the meaning specified in Section 2.21.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another that would otherwise be “Indebtedness” for purposes of this definition; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor that would otherwise be “Indebtedness” for purposes of this definition thereof shall be paid or discharged, or any agreement relating thereto shall be complied with, or the holders thereof shall be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for any Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations (the amount of which shall be determined on a net basis where permitted in the relevant contract) of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided, that in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.01 unless such obligations relate to a derivatives transaction which has been terminated.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including, without limitation, any Loan Party), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, and rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ Commitments, the syndication of the credit facilities provided for herein, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Engagement Letter; (iii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries; or (iv) the Acquisition and any related transactions but, with regard to each of (i), (ii), (iii) and (iv), excluding any Taxes.

“Indemnitee” has the meaning specified in Section 10.03.

“Indenture” means that certain Indenture to be entered into among the Issuer, Deutsche Bank National Trust Company, as indenture trustee, calculation agent, paying agent and securities intermediary, OLS, as servicer, the Borrower, as administrator, and Barclays Bank, as administrative agent thereunder.

“Initial Term Loan” means an Initial Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $350,000,000.

“Initial Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, that at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Term Loan Commitment.

“Initial Term Loan Maturity Date” means, with respect to each of the Initial Term Loans made pursuant to this Agreement, the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which all Initial Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Insolvency Defaulting Lender” means any Lender who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof, unless such ownership or acquisition results in or provides such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Installment” has the meaning specified in Section 2.09.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Loan Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I evidencing Indebtedness owed among Loan Parties and their Subsidiaries.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower, (i) initially, commencing on the Closing Date or Conversion/Continuation Date, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s Maturity Date; and (d) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Rate Loan during an Interest Period for such Loan on any day other than the last day of an Interest Period.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Subsidiary Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or any Subsidiary Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than residential mortgage loans in the ordinary course of business, advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Subsidiary Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuer” means HomEq Servicer Advance Receivables Trust 2010-ADV1, a statutory trust organized under the laws of the State of Delaware.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Bookrunner” means Deutsche Bank Securities Inc., in its capacity as joint bookrunner, together with its permitted successors in such capacity.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Financing Documentation” means any documentation governing any Junior Indebtedness.

“Junior Indebtedness” means Indebtedness of any Person so long as (i) such Indebtedness shall not require any amortization prior to the date that is six months following the latest then applicable Maturity Date; (ii) the weighted average maturity of such Indebtedness shall occur after the date that is six months following the latest then applicable Maturity Date; (iii) the mandatory prepayment provisions, affirmative and negative covenants and financial covenants, if any, shall be no more restrictive than the corresponding provisions set forth in the Loan Documents; (iv) such Indebtedness is either senior unsecured Indebtedness, Subordinated Indebtedness or Convertible Notes; (v) if such Indebtedness is incurred by a Loan Party, such Indebtedness may be guaranteed by another Loan Party so long as (a) such Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Security Agreement and (b) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; and (vi) if such Indebtedness is incurred by a Subsidiary that is not a Loan Party, such Indebtedness may be guaranteed by another Subsidiary that is not a Loan Party; provided, that any Indebtedness which, by its terms, provides for amortization prior to the date that is six months after the latest then applicable Maturity Date solely to the extent that (1) such amortization payments are paid out of the Available Amount (as defined in this Agreement) and (2) such payment is permitted under Section 6.04 of this Agreement, shall be deemed Junior Indebtedness so long as the other conditions stated herein are satisfied.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a term loan made by a Lender to the Borrower under this Agreement.

“Loan Document” means any of this Agreement, the Notes, if any, the Security Documents, the Escrow Agreements, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Loan Party” means each Person (other than any Agent, any Lender or any other representative thereof, or any Deposit Account Bank) from time to time party to a Loan Document.

“LTV Ratio” means the loan-to-value ratio as of the last day of any Fiscal Quarter of (i) the aggregate principal amount of the Loans then outstanding, to (ii) the sum of (A) Specified Net Servicing Advances, plus (B) Specified Deferred Servicing Fees, plus (C) Specified MSR Value, plus (D)(x) all unrestricted Cash and Cash Equivalents that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders minus (y) $50,000,000.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means any event, change, effect, development, circumstance or condition that has caused or could reasonably be expected to cause a material adverse change, material adverse effect on and/or material adverse developments with respect to (i) the business, general affairs, assets, liabilities, operations, management, financial condition, stockholders’ equity or results of operations or value of Borrower, each Subsidiary Guarantor and each of their Subsidiaries taken as a whole; (ii) the ability of any Loan Party fully and timely to perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower or any Subsidiary in an individual principal amount (or Net Mark-to-Market Exposure) of $15,000,000 or more.

“Material Subsidiary” means, at any time, (i) OLS, (ii) each Domestic Subsidiary of the Borrower that is not a Securitization Entity which represents (a) 5% or more of the Borrower’s Consolidated Adjusted EBITDA, (b) 5% or more of the Borrower’s Consolidated total assets, or (c) 5% or more of the Borrower’s Consolidated total revenues, in each case as determined at the end of the most  recent fiscal quarter of the Borrower based on the financial statements of the Borrower delivered pursuant to Section 5.01(b) and (c), or (iii) any Subsidiary of the Borrower designated by notice in writing given by the Borrower to the Administrative Agent to be a “Material Subsidiary”; provided that, any such Subsidiary so designated as a “Material Subsidiary” shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrower and the Required Lenders or unless such Material Subsidiary ceases to be a Subsidiary in a transaction not prohibited hereunder; and provided, further, that if at any time the Subsidiaries (excluding all Excluded Foreign Subsidiaries and Securitization Entities) that are not Material Subsidiaries because they do not meet the thresholds set forth in clause (i) comprise in the aggregate more than (x) 6% of the Borrower’s Consolidated Adjusted EBITDA, (y) 6% of the Borrower’s Consolidated total assets, or (z) 6% of the Borrower’s Consolidated total revenues, in each case as determined at the end of the most recent fiscal quarter of the Borrower based on the financial statements of the Borrower delivered pursuant to this Agreement (but excluding from each such calculation the contribution of Securitization Entities and Excluded Foreign Subsidiaries), then the Borrower shall, not later than thirty (30) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, (1) designate in writing to the Administrative Agent one or more of its Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (2) comply with the provisions of Section 5.10 applicable to such Subsidiaries. Schedule 1.01(d) contains a list of all Material Subsidiaries as of the Closing Date.

“Maturity Date” means the Initial Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.

“Moody’s” means Moody’s Investor Services, Inc.

“MSR” means mortgage servicing rights entitling the holder to service mortgage loans.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser, in each case, exclusively to finance or refinance the purchase or origination by the Borrower or a Subsidiary of the Borrower of MSRs originated or purchased by the Borrower or any Subsidiary of the Borrower.

“MSR Facility Trust” means any Person (whether or not a Subsidiary of the Borrower) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs originated or purchased by, and/or contributed to, such Person from the Borrower or any Subsidiary, or (ii) notes and securities are backed by specified MSRs purchased by, and/or contributed to, such Person from the Borrower or any Subsidiary.

“MSR Indebtedness” means Indebtedness in connection with a MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries with content substantially consistent with the requirements for “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a Quarterly Report on Form 10-Q or Annual Report on Form 10-K under the rules and regulations of the SEC, or any similar successor provisions, which may be satisfied for the relevant period by delivery of a Form 10-Q or Form 10-K, as applicable, as contemplated by Section 5.01 hereof.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (1) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets (or the equity of any Subsidiary owning the assets) in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale or for adjustments to the sale price in connection therewith, provided if all or any portion of any such reserve is not used or is released, then the amount not used or released shall comprise Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any equity contribution to, or sale of equity by, the Borrower, the cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Term Loan Commitments” as defined in Section 2.22.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.22.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.22.

“Non-Consenting Lender” has the meaning specified in Section 2.21.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Subsidiaries, Indebtedness that is specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).

“Non-US Lender” has the meaning specified in Section 2.18(c).

“Not Otherwise Applied” means, with reference to (i) the Available Amount or (ii) the amount of Net Cash Proceeds of equity contributions to, or the sale of equity by, the Borrower received from and after the Closing Date, in each case that is proposed to be applied to a particular use or transaction permitted by this Agreement, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Borrowing Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning specified in Section 7.07.

“OLS” means Ocwen Loan Servicing, LLC.

“OREAL Securities” means the asset backed notes issues pursuant to the Indenture, dated as of July 1, 2007 between Ocwen Real Estate Asset Liquidating Trust 2007-1, as issuer and Deutsche Bank National Trust Company, as indenture trustee and custodian, and any related underlying whole loans or other Securities.

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, supplemented or otherwise modified, and its by-laws, as amended, supplemented or otherwise modified, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, supplemented or otherwise modified, and its partnership agreement, as amended, supplemented or otherwise modified, (iii) with respect to any general partnership, its partnership agreement, as amended, supplemented or otherwise modified, and (iv) with respect to any limited liability company, its articles of organization, as amended, supplemented or otherwise modified, and its operating agreement, as amended, supplemented or otherwise modified. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“OTS Guaranty” means the Guaranty, dated as of June 28, 2005, from the Borrower, as guarantor, in favor of the Office of Thrift Supervision and the other guaranteed parties named therein.

“PATRIOT Act” has the meaning specified in Section 3.01(n).

“Payment Date” means (i) with respect to interest payments, (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof and (ii) with respect to principal payments, the last Business Day of March, June, September and December of each Fiscal Year, but if such date is not a Business Day, then the “Payment Date” shall be the date of the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Permitted Acquisition” means (a) the Acquisition and (b) any other acquisition by the Borrower or any Subsidiary Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person (such Person, the “Acquired Entity”); provided, that:

(i)            immediately prior thereto, and after giving effect thereto, no Default or Event of Default shall have occurred and be Continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100.0% by the Borrower or a Subsidiary Guarantor thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.10 (to the extent applicable);

(iv)         the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;

(v)          for acquisitions involving Acquisition Consideration of $10,000,000 or more, the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, (x) a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (iv) above, (y) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07 and (z) an updated version of Schedule 1.01(d);

(vi)         any Person or assets or division as acquired in accordance herewith  shall be in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses; and

(vii)        for all such acquisitions, the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition a certificate of an Authorized Officer of the Borrower certifying compliance with clauses (i) – (vi) above.

“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any Indebtedness of the type set forth in clauses (i) – (iv) of this definition that is acquired by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition or Servicing Acquisition, (vi) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv) or (v) of this definition and (vii) any Permitted Refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition and advanced to the Borrower or any of its Subsidiaries based upon, and secured by, Servicing Advances, mortgage related securities, loans, MSRs, consumer receivables, REO Assets or Residual Interests; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (vii) for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect thereto (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vii)).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted MSR Indebtedness” means MSR Indebtedness; provided, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).  The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(g) and (h), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(g) and (h), at the time thereof, no Default or Event of Default shall have occurred and be Continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is either (i) subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended or (ii) in the form of Indebtedness permitted to be incurred under Section 6.01(o); (e) Indebtedness of the Borrower or a Subsidiary Guarantor shall not refinance Indebtedness of a Subsidiary that is not a Subsidiary Guarantor; and (f) the material terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Residual Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase or origination of any receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Borrower and its Subsidiaries from the applicable Securitization Entity and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries incurred under a Servicing Advance Facility; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Faility Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).  The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning specified in Section 5.01(o).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means, with respect to the Administrative Agent, such Person’s “Principal Office” as set forth on Schedule 1.01(c), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Projections” has the meaning specified in Section 5.01(d).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Initial Term Loan Exposure of that Lender by (b) the aggregate Initial Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Initial Term Loan Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Initial Term Loan Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Borrower in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Borrower in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be, (or, if such agreement does not contain any related provision, as determined by senior management of the Borrower in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Borrower or any of its Subsidiaries shall be the minimum price payable to the Borrower or such Subsidiary for such asset pursuant to such contractual commitment.

“Receivables Backed Notes” means the “Advance Receivables Backed Notes, Series 2010-ADV1” issued by the Issuer to the relevant noteholder pursuant to the terms of the Indenture.

“Register” has the meaning specified in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“REO Assets” of a Person means any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a loan, Servicing Advance or other mortgage-related receivables.

“Replacement Lender” has the meaning specified in Section 2.21.

“Required Lenders” means one or more Lenders having or holding Initial Term Loan Exposure and/or New Term Loan Exposure and representing more than 50% of the sum of (i) the aggregate Initial Term Loan Exposure of all Lenders and (ii) the aggregate New Term Loan Exposure of all Lenders.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Borrower or any Subsidiary secured by Residual Interests.

“Residual Interests” means any residual, subordinated, reserve accounts and retained ownership interest held by the Borrower or a Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts acquired or created after the date hereof, regardless of whether required to appear on the face of the Consolidated financial statements in accordance with GAAP.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries  now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, any preferred stock, and any Indebtedness convertible into any class of stock of the Borrower or any of its Subsidiaries.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Parties” has the meaning specified in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means a public or private transfer, sale or financing of (i) Servicing Advances, (ii) mortgage loans, (iii) installment contracts and/or (iv) other loans and related assets, (clauses (i) – (iv) above, collectively, the “Securitization Assets”) by which the Borrower or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Servicing Advances or mortgage loans to a Securitization Entity.

“Securitization Assets” has meaning specified in the definition of Securitization.

“Securitization Entity” means (i) any Person (whether or not a Subsidiary of the Borrower) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Borrower or any Subsidiary Guarantor and (iii) any special purpose Subsidiary of the Borrower formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Borrower or any Subsidiary Guarantor other than under Credit Enhancement Agreements. As of the Closing Date, the entities specified on Schedule 1.01(b) shall be deemed to satisfy the requirements of the foregoing definition.

“Securitization Indebtedness” means (i) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations and (ii) any Indebtedness consisting of advances made to the Borrower or any of its Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Borrower or any of its Subsidiaries.

“Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Subsidiary Guarantor on or prior to the Closing Date, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on the Collateral as security for the Obligations.

“Series” has the meaning specified in Section 2.22.

“Servicing” means loan servicing, sub-servicing rights and master servicing rights and obligations including, without limitation, one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a loan; (b) the collection of payments on account of Taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of full escrow administration; (e) the right to receive fees and other compensation and any ancillary fees arising from or connected to the assets serviced, earnings and other benefits of the related accounts and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly includes the right to enter into arrangements with third Person that generate ancillary fees and benefits with respect to the serviced assets; (f) the realization on the security for a loan; and (g) any other obligation imposed on a servicer pursuant to a Servicing Agreement.

“Servicing Acquisition” has the meaning specified in Section 6.07(e).

“Servicing Advances” means advances made by the Borrower or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Borrower or any of its Subsidiaries otherwise advances in its capacity as servicer pursuant to any Servicing Agreement.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Borrower or any of its Subsidiaries based on such collateral.

“Servicing Agreements” means any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of either the Borrower or any of its Subsidiaries, as a servicer, under such servicing agreements.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Deferred Servicing Fees” means the right to payment, whether now or hereafter acquired or created, of deferred fees payable to the Borrower and its Subsidiaries under each of the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) or (b) pursuant to which any of the Borrower and its Subsidiaries has provided Servicing for any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B), as each such schedule may be updated from time to time in accordance with Section 5.01(m); provided, however, that “Specified Deferred Servicing Fees” shall not include any rights to repayment of Servicing Advances.

“Specified Government Entities” means the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar governmental agencies.

“Specified MSRs” means the right to payments owed to the Borrower and its Subsidiaries, whether now or hereafter acquired or created, under each of the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) or (b) pursuant to which any of the Borrower and its Subsidiaries provides Servicing for any entity and/or transaction  identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B), as each such schedule may be updated from time to time in accordance with Section 5.01(m); provided, however, that “Specified MSRs” shall not include any rights to repayment of Servicing Advances.

“Specified MSR Value” means the value of all Specified MSRs of the Borrower and its Subsidiaries, as determined by an independent third party valuation firm, such as the Mortgage Industry Advisory Corporation or a comparable firm reasonably acceptable to the Administrative Agent.  For the avoidance of doubt, “Specified MSR Value” shall not include the value of any Specified Deferred Servicing Fees.

“Specified Net Servicing Advances” means the amount of (A) the book value of all Servicing Advances (including, but not limited to, all Unencumbered Servicing Advances), less (B) the aggregate outstanding amounts under any Servicing Advance Facility.

“Subject Transaction” has the meaning specified in Section 6.07(e).

“Subordinated Indebtedness” means any unsecured Junior Indebtedness of the Borrower the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantor” means each Material Subsidiary of the Borrower.

“Successor Escrow Account” has the meaning specified in Section 5.04.

“Successor Escrow Account Agreement” has the meaning specified in Section 5.04.

“Successor Escrow Account Control Agreement” has the meaning specified in Section 5.04.

“Successor Escrow Agent” has the meaning specified in Section 5.04.

“Syndication Agent” means Barclays Capital, the investment banking division of Barclays Bank PLC, in its capacity as syndication agent, together with its permitted successors in such capacity.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, that, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” has the meaning specified in Section 2.21.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower on or prior to the Closing Date in connection with the transactions contemplated by the Loan Documents.

“Type of Loan” means (i) a Base Rate Loan or (ii) a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unencumbered Servicing Advances” means all rights to reimbursement or payment, whether now or hereafter acquired or created, of any Servicing Advances that do not collateralize or secure any Servicing Advance Facility, and includes, in any event, all rights to reimbursement or payment of Servicing Advances pursuant to the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) which are indicated as unencumbered or (b) pursuant to which any of the Borrower and its Subsidiaries has provided Servicing Advances on behalf of or for the benefit of any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B) which are labeled as “Unencumbered Advances,” as such schedule may be updated from time to time in accordance with Section 5.01(m).

“UPB” means, with respect to any Servicing Agreement, the aggregate unpaid principal balance of the underlying mortgage loans under such Servicing Agreement.

“U.S. Lender” has the meaning specified in Section 2.18(c).

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase or origination by the Borrower or a Subsidiary of the Borrower of, provide funding to the Borrower or a Subsidiary of the Borrower through the transfer of, loans, mortgage-related securities and other mortgage-related receivables purchased or originated by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Borrower or any Subsidiary of the Borrower; provided that such purchase or origination is in the ordinary course of business.

“Warehouse Facility Trusts” means any Person (whether or not a Subsidiary of the Borrower) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which notes and securities are backed by (i) specified loans, mortgage-related securities and other mortgage-related receivables purchased by, and/or contributed to, such Person from the Borrower or any Subsidiary; (ii) specified Servicing Advances purchased by, and/or contributed to, such Person from the Borrower or any other Subsidiary; or (iii) the carrying of REO Assets related to loans and other mortgage-related receivables purchased by, and/or contributed to, such Person or any Subsidiary of the Borrower.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the product obtained by multiplying (y) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (z) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interest of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

Section 1.02         Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(f), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements without giving effect to any changes in GAAP after the date of the Historical Financial Statements.

Section 1.03        Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.

ARTICLE II

THE FACILITY

Section 2.01          Term Loan Facility.

(a)   Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make on the Closing Date an Initial Term Loan to the Borrower in an amount equal to such Lender’s Pro Rata Share relative to the total amount of Borrowings specified in the Borrowing Notice, up to the amount of such Lender’s Initial Term Loan Commitment.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date.  Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action if not drawn on the Closing Date.  The aggregate amount of Initial Term Loans requested in the Borrowing Notice on the Closing Date shall not exceed the aggregate amount of Initial Term Loan Commitments.

(b)       Borrowing Mechanics.

             (i)           The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 11:00 a.m. (New York City time) (i) with respect to Base Rate Loans, one (1) Business Day, and (ii) with respect to Eurodollar Rate Loans, three (3) Business Days, prior to the Closing Date or the Increased Amount Date, as applicable.  Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed Borrowing.

             (ii)          Each Lender shall make its Initial Term Loan available to the Administrative Agent in an amount based on its Pro Rata Share of Borrowings under the Borrowing Notice in accordance with Section 2.02 not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

             (iii)         Each New Term Loan Lender shall make its New Term Loan available to the Administrative Agent in an amount based on its Pro Rata Share of Borrowings under the Borrowing Notice in accordance with Section 2.02 not later than 12:00 p.m. (New York City time) on the Increased Amount Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the New Term Loans available to the Borrower on the Increased Amount Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the New Term Loan Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02          Pro Rata Shares; Availability of Funds.

(a)           Pro Rata Shares.  All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)          Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date or Increased Amount Date, as applicable, that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date or Increased Amount Date, as applicable, and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date or Increased Amount Date, as applicable, until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Closing Date or Increased Amount Date, as applicable, until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03          Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be applied by the Borrower (a) to fund all or a portion of the Acquisition in accordance with the provisions of the Asset Purchase Agreement, (b) to pay fees and expenses incurred in connection with the Acquisition and the transactions contemplated hereunder and (c) for general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions.  No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation thereof or to violate the Exchange Act.

Section 2.04          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)           Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.06(h), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)           Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05          Interest.

(a)           Except as otherwise set forth herein, each Initial Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

                                            (i)      if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

                                            (ii)     if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

                              (b)         The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the Borrowing Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)           In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Borrowing Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)          Interest payable pursuant to Section 2.05(a) shall be computed for Base Rate Loans (other than Base Rate Loans calculated pursuant to clause (iii) of the definition of “Base Rate”) on the basis of a 365-day year (or a 366-day year, as applicable) and for Eurodollar Rate Loans and Base Rate Loans calculated pursuant to clause (iii) of the definition of “Base Rate” on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the last Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)          Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Payment Date.

Section 2.06          Conversion/Continuation.

(a)          Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and then be Continuing, the Borrower shall have the option:

               (i)  to convert at any time all or any part of the Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.16(c) in connection with any such conversion; or

                                             (ii)     upon the expiration of any Interest Period applicable to any Eurodollar Rate Loans, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loans.

(b)          Upon the occurrence of an Event of Default, all outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans.

(c)          The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.07          Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (h) or (i), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder that, in either case, are then due and owing, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws or any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign) payable on demand by the Administrative Agent at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans; provided, that in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any such Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.08          Fees.

(a)           The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan, a closing fee in an amount equal to 2.00% of the stated principal amount of such Lender’s Initial Term Loan, payable to such Lender from the proceeds of its Initial Term Loan as and when funded on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)          The Borrower agrees to pay to Agents, the Arranger and the Joint Bookrunner such fees in the amounts and at the times separately agreed upon as set forth in the Engagement Letter.

Section 2.09          Payments.  The principal amounts of the Initial Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on each Payment Date, commencing September 30, 2010, based on an amortization schedule, as set forth in Schedule 2.09, and the balance of the Initial Term Loans shall be repaid at the Initial Term Loan Maturity Date; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid after the applicable Increased Amount Date based on an amortization schedule determined by the Borrower and the applicable holders of the New Term Loans.

Notwithstanding the foregoing, (x) such amounts owed hereunder shall be reduced in connection with any voluntary or mandatory prepayments of the Loans, in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Maturity Date.

Section 2.10          Reserved.

Section 2.11          Voluntary Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time and from time to time voluntarily prepay the Loans in whole or in part without premium or penalty subject however to any breakage costs due in accordance with Section 2.16(c); provided that the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)          All such prepayments shall be made (1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and (2) upon not less than three (3) Business Days’ prior written notice in the case of Eurodollar Rate Loans, in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent shall promptly transmit to each Lender such original notice for the prepayment of the Loans and the amount of each Lender’s ratable share of such prepayment by telefacsimile or telephone). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.13.

(c)           In the event that all or any portion of the Initial Term Loans are repaid through voluntary or mandatory repayments from the incurrence of Indebtedness having a lower effective yield (whether by reason of the interest rate applicable to such Indebtedness or by reason of the issuance of such Indebtedness at a discount) than the Initial Term Loans, each Lender holding Initial Term Loans shall be paid an amount equal to 1.0% of the amount of such Initial Term Loans repaid, if such repayment is effected prior to the one year anniversary of the Closing Date.

Section 2.12          Mandatory Repayment.

(a)           Issuance or Incurrence of Debt.  On the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(b)          Asset Sales.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds in respect of any Asset Sale, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided, that (i) so long as no Event of Default shall have occurred and be continuing and (ii) upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, the Borrower shall have the option to invest such Net Cash Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such two hundred seventy (270) day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional ninety (90) day period, such two hundred seventy (270) day period shall be extended to the date provided for such investment in such binding agreement);

(c)           Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such two hundred seventy (270) day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional ninety (90) day period, such two hundred seventy (270) day period shall be extended to the date provided for such investment in such binding agreement).

(d)          Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2011), the Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans pursuant to Section 2.11 during such Fiscal Year; provided, that if, as of the last day of the most recently ended Fiscal Year, the Corporate Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.01(e) calculating the Corporate Leverage Ratio as of the last day of such Fiscal Year) shall be 1.25 to 1.00 or less, the Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans pursuant to Section 2.11 during such Fiscal Year.

(e)           Repayment Certificate.  Concurrently with any repayment of the Loans pursuant to Section 2.12(a), (b), (c) or (d) the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, payments or excess cash, as applicable.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the determination of such excess.

(f)           Delay in Acquisition Closing.  In the event that the Closing has not occurred by December 31, 2010, the Borrower shall, no later than thirty (30) days after such date, prepay the Initial Term Loans in an aggregate amount equal to $150,000,000.

Section 2.13          Application of Prepayments.

(a)           Application of Prepayments.  Any prepayment of any Loan pursuant to Section 2.11(a) or 2.12 shall be applied as follows:

                             first, to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining scheduled Installments of principal of the Loans (x) in forward order of maturity, in the case of Section 2.11(a) and (y)  in inverse order of maturity, in the case of Section 2.12;

                             second, to pay any accrued and unpaid interest and any other amounts in respect of the Loans outstanding on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

                             third, to satisfy any other outstanding Obligations of the Borrower on a pro rata basis hereunder by the amount of such prepayment remaining.

(b)          Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16(c).

Section 2.14          General Provisions Regarding Payments.

(a)           All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders.  For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)          All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)           The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(h)           If an Event of Default shall have occurred and be continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the Security Agreement.

Section 2.15          Ratable Sharing.  The Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.16          Making or Maintaining Eurodollar Rate Loans.

(a)           Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)          Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from any Lender pursuant to clause (i) of the preceding sentence or a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, thereafter (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Base Rate Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.16(c), to rescind such Borrowing Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)           Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)          Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves (including any basic marginal, special, supplemental, emergency or other reserves) with respect to Eurodollar Rate Loans against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(f)           Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.17.

Section 2.17          Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs.  Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any reserve contemplated by Section 2.16(e)) or (ii) imposes any other condition (other than with respect to any Tax) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

(b)          Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs incurred or reductions suffered if Lender fails to provide Borrower with notice of such increased costs or reductions within ninety (90) days of such Lender actually incurring such increased costs (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.18          Taxes; Withholding, Etc.

(a)           Payments to Be Free and Clear.  All sums payable by or on behalf of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Loan Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)          Withholding of Taxes.  If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, that no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any law requiring a deduction, withholding or payment results in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

(c)           Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.18(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.  Each Lender hereby further agrees to deliver to the Administrative Agent for transmission to the Borrower all documentation reasonably requested in writing by such Borrower necessary to minimize the Borrower’s obligation to withhold any amounts on account of Tax; provided that a Lender will not be required to deliver such documentation to the extent that such Lender determines, in its sole discretion, that delivering such documentation would divulge any information as to its books and records that it considers confidential.  The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.18(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in the first, fourth and fifth sentences of this Section 2.18(c); provided, that if such Lender shall have satisfied the requirements of the first, fourth and fifth sentences of this Section 2.18(c), nothing in this last sentence of this Section 2.18(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant this Section 2.18 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)          Refunds.  If any Lender becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes as to which the Borrower has paid additional amounts pursuant to Section 2.18(b), it shall make reasonable efforts to timely advise the Borrower and at the Borrower’s request, claim to such Governmental Authority for such refund at the Borrower’s expense.  If any Lender actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Tax as to which the Borrower has paid additional amounts pursuant to Section 2.18(b), it shall within ninety (90) days from the date of the receipt of such refund pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges paid by such Lender) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority.

(e)          Contests.  If the Borrower determines that a reasonable basis exists for contesting a Tax, the Borrower shall make reasonable efforts to timely advise the relevant Lender and at the Borrower’s written request, the relevant Lender shall make reasonable efforts to cooperate with the Borrower in challenging such Tax at the Borrower’s expense; provided, however, that no Lender shall be required to take any action hereunder which, in the sole discretion of such Lender, would cause such Lender or its applicable lending office to suffer a material economic, legal or regulatory disadvantage.

Section 2.19          Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.19 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.20          Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Loan Documents that requires the approval of the Required Lenders.  During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Loan Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, at the written direction of the Borrower to the Administrative Agent, be retained by the Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by the Administrative Agent.  The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto.  The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.

Section 2.21          Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.16, 2.17 or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b) or (c)(i), the consent of the Required Lenders (or the requisite percentage of Lenders under Section 10.05(c)(i)) shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16(c), 2.17 or 2.18; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

Section 2.22          Incremental Facilities.

(a)           The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $300,000,000 in the aggregate and not less than $50,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between $300,000,000 and all such New Term Loan Commitments obtained prior to such date), and integral multiples of $10,000,000 in excess of that amount.  Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that Barclays Capital may elect or decline to arrange such New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment.  Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.01(j) (provided that the reference therein to Section 3.01 shall be deemed a reference to this Section 2.22 and each reference therein to the Closing Date shall be deemed a reference to the Increased Amount Date), 3.01(s), 3.01(u) and 3.01(v) (provided that each reference therein to the Closing Date shall be deemed a reference to the Increased Amount Date) shall be satisfied; (3) the Borrower is in pro forma compliance with each of the financial covenants set forth in Section 6.07 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Term Loan Commitments, provided that, for purposes of this clause (3) only, the LTV Ratio shall not exceed a percentage equal to 0.9 times the percentage that was otherwise required at such quarter end; (4) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, New Term Loan Lender and the Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.18(c); and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b)          On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions (including, but not limited to, delivery of a Borrowing Notice pursuant to Section 2.01(b)), (i) each New Term Loan Lender of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c)           The Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series.

(d)          The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Loans.  In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the Initial Term Loan Maturity Date, (iii) the yield applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement and (iv) the amortization schedule applicable to any Series of New Term Loans shall be determined by the Borrower and the applicable holders of New Term Loans; provided however that the yield applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) shall not be greater than the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Loans (including any upfront fees or original issue discount payable to the initial Lenders hereunder) unless the interest rate with respect to the Loans is increased so as to cause the then applicable yield under this Agreement on the Loans to equal the yield then applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans).  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.22.

(e)           The New Term Loans and New Term Loan Commitments established pursuant to this Section 2.22 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably with the Obligations from the Subsidiary Guarantors and security interests created by the Security Documents.  Each Series of New Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the Initial Term Loans and the other Series of New Term Loans (unless the holders of the New Term Loans of any Series agree to take a lesser share of certain prepayments).  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of New Term Loans or any such New Term Loan Commitments.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01          Closing Conditions. The obligation of the Lenders to make Loans on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before such Closing Date:

(a)           Loan Documents. (i) The Administrative Agent shall have received copies of each Loan Document originally executed and delivered by each Loan Party, including without limitation (w) this Agreement, (x) the Security Agreement, (y) the Escrow Agreements and (z) any other Security Documents required to effect the security contemplated hereby or by the Security Agreement, and (ii) all Loan Documents (including the Security Documents) shall be in form and substance satisfactory to the Administrative Agent and the Collateral Agent (to the extent the Collateral Agent is a party thereto).

(b)          Organizational Documents; Incumbency. The Administrative Agent shall have received (1) copies of each Organizational Document executed and delivered by each Loan Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (2) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which it is a party; (3) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation for each Loan Party, each dated a recent date prior to the Closing Date; and (5) such other documents as the Administrative Agent may reasonably request.

(c)           Organizational and Capital Structure.  The organizational structure and capital structure of the Borrower and its Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedule 3.01(c).

(d)          Evidence of Proceeds. The Borrower shall provide evidence that the Borrower has received and will receive debt and/or equity proceeds (including the anticipated proceeds of the Initial Term Loans, cash on hand and/or the cash proceeds of equity issued by the Borrower prior to the Closing Date and including the anticipated proceeds of the securitization program to be funded by Barclays Bank with respect to the assets to be acquired in the Acquisition upon the Closing) sufficient for the Borrower to pay any amounts due under the Asset Purchase Agreement on the Closing.

(e)           [Reserved].

(f)           Pro forma Financial Statements.  The Administrative Agent shall have received unaudited pro forma Consolidated financial statements for the past Fiscal Year and most recent interim period for the Borrower and its Subsidiaries reflecting the Acquisition and related transactions to the extent prepared by the Borrower and filed with the SEC in connection with a registered offering or the Borrower’s reporting obligations, or prepared in connection with any other debt or equity offering by the Borrower or any of its Subsidiaries; provided, however, that to the extent such pro forma financial statements were not prepared prior to the Closing Date, the Administrative Agent shall have received unaudited pro forma financials based on management accounts for the Borrower and its Subsidiaries reflecting the Acquisition and related transactions for the past Fiscal Year and the most recent interim period, and an unaudited pro forma balance sheet at the end of the most recent interim period prepared by an Authorized Officer of the Borrower.

(g)          Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(h)          Personal Property Collateral.  In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Loan Party shall have delivered to the Collateral Agent:

                                            (1)     evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of its obligations under the Security Agreement and the other Security Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit accounts as provided therein and their obligation to conduct Lien searches in accordance with the terms of the Security Agreement);

                                            (2)     a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby;

                                            (3)     fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the Security Agreement;

                                            (4)    evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent;

                                            (5)      the Collateral Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05; and

                                            (6)      opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in the Collateral and such other matters governed by the laws of each jurisdiction in which any Loan Party or any personal property Collateral is located as the Collateral Agent may reasonably request (including opinions of counsel regarding any share pledge agreement), in each case in form and substance reasonably satisfactory to the Collateral Agent.

(i)            Opinions of Counsel to Loan Parties.  The Agents and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (a) Mayer Brown LLP, counsel for Loan Parties, in the form of Exhibit D-1 and as to such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (b) Gunster, Florida counsel for Loan Parties, in the form of Exhibit D-2 and as to such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and, in each case, each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(j)            Closing Date Certificate.  The Borrower shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto, and which shall include certifications to the effect that:

                                            (i)     the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date); provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects; and

                                            (ii)    each of the conditions precedent described in this Section 3.01 shall have been satisfied on the Closing Date (except that no opinion need be expressed as to Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

(k)          No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the ability of the Loan Parties to consummate the transactions contemplated thereby.

(l)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to the Administrative Agent and the Arranger and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(m)         [Reserved].

(n)          Bank Regulatory Information.  At least ten (10) days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, supplemented or modified from time to time, the “PATRIOT Act”).

(o)          Solvency; Solvency Certificate.  (i) After giving effect to the transactions contemplated hereby and the consummation of the Acquisition (to the extent consummated at such date in accordance with the Asset Purchase Agreement and the other Acquisition Documents) and any rights of contribution, each of the Borrower and its Material Subsidiaries is and shall be Solvent and the Loan Parties, taken as a whole, are and shall be Solvent and (ii) the Administrative Agent shall have received a Solvency Certificate from the Borrower.

(p)          Financial Statements.  The Lenders shall have received (x) the most recent audited Consolidated financial statements, and the unaudited Consolidated financial statements for the fiscal quarter ended forty (40) days or more before the Closing Date, of the Borrower prepared in accordance with GAAP and (y) the Financial Model of the Borrower and its Subsidiaries on a Consolidated basis for the current period through the Initial Term Loan Maturity Date, showing projections for Consolidated Adjusted EBITDA (including its calculation) for the current quarter and next three succeeding fiscal quarters, and on an annual basis for each fiscal year through and including 2015.

(q)          Payment at Closing.  The Borrower shall have paid to the Administrative Agent and the Lenders the accrued and unpaid fees due and set forth or referenced in Section 2.08 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses of the Lenders incurred in connection with the negotiation, preparation and execution of this Agreement to the extent invoiced at least three days prior to the Closing Date) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(r)           Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(s)           Borrowing Notice.  The Administrative Agent shall have received a fully executed and delivered Borrowing Notice which shall include, without limitation, instructions for the Administrative Agent to deposit the Escrow Funds into the Closing Date Escrow Account.

(t)           Amount of Borrowing.  After extending the Borrowings requested on the Closing Date, the total Loans outstanding shall not exceed the total amount of Commitments.

(u)          Representations and Warranties.  The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date); provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects.

(v)          No Default or Event of Default.  As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Borrowing that would constitute an Event of Default or a Default.

(w)         Additional Information.  Any Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Required Lenders such request is warranted under the circumstances.

(x)          Asset Purchase Agreement.  The Administrative Agent shall have received a copy of the Asset Purchase Agreement, together with any amendments thereto, as in effect as of the Closing Date and certified by an Authorized Officer of the Borrower to be true, correct and complete.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Loan to be made thereby, each Loan Party represents and warrants to each Lender that, as of the Closing Date, as applicable, each of the following statements is true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition contemplated hereby):

Section 4.01          Organization and Qualification. Each of the Loan Parties is (a) duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01 and (b) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.02          Corporate Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto, and on the part of the respective shareholders, members or other equity security holders of each Loan Party, and each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

Section 4.03          Equity Interests and Ownership. Schedule 4.03 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Acquisition being consummated on such date in accordance with the terms of the Asset Purchase Agreement.  Except as set forth on Schedule 4.03, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no membership interest or other Equity Interests of any Loan Party outstanding which upon conversion, exchange or exercise would require, the issuance by any Loan Party of any additional membership interests or other Equity Interests of any Loan Party or other Securities convertible into or exchangeable or exercisable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Loan Party, and no securities or obligations evidencing any such rights are authorized, issued or outstanding.

Section 4.04          Reserved.

Section 4.05         No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents at such Closing Date do not and shall not (a) violate (i) any provision of any law, statute, ordinance, rule, regulation, or code applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party or (iii) any order, judgment, injunction or decree of any court or other agency of government binding on any Loan Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain shall not have a Material Adverse Effect.

Section 4.06          Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and shall not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Loan Documents and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.  The Borrower and each of its Subsidiaries has all consents, permits, approvals and licenses of each Governmental Authority necessary in connection with the operation and performance of its Core Business Activities, including, without limitation, all necessary approvals to act as a servicer, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.07          Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party to such Loan Document and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or limiting creditors’ rights or by equitable principles relating to enforceability.

Section 4.08          Financial Statements. The audited financial statements and the unaudited financial statements delivered pursuant to Section 3.01(p), fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all Material Indebtedness and other material liabilities, direct or contingent, of the Borrower as of the date thereof, including material liabilities for taxes and material commitments, in each case, to the extent required to be disclosed under GAAP.

Section 4.09          No Material Adverse Change. Since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.10          Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by applicable law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except for (i) those that are being diligently contested in good faith by appropriate proceedings and for which the Borrower or the relevant Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP and (ii) filings, taxes and charges as to which the failure to make or pay would not reasonably be expected to have a Material Adverse Effect.

Section 4.11          Environmental Matters. None of the Loan Parties nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  To each Loan Party’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials activities which would reasonably be expected to form the basis of an Environmental Claim against any Loan Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties nor, to any Loan Party’s knowledge, any predecessor of any Loan Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Loan Parties’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  To each Loan Party’s knowledge, no event or condition has occurred or is occurring with respect to any Loan Party relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.  No Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of each Loan Party, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

Section 4.12          Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  None of the Loan Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.13          [Reserved].

Section 4.14          Employee Matters. None of the Loan Parties is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.15          ERISA.

                                            (i)   Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder except for any required amendments for which the remedial amendment period as defined in Section 401(b) or other applicable provision of the Internal Revenue Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect;

                                            (ii)   As of the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect, no Pension Plan has been terminated, nor is any Pension Plan an “at-risk” status pursuant to Section 303 of ERISA, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan sponsored by the Borrower, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan sponsored by the Borrower; and

                                            (iii)   Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Internal Revenue Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required payment under Section 412 of the Internal Revenue Code.

Section 4.16          Margin Stock. None of the Loan Parties owns any Margin Stock.

Section 4.17          [Reserved].

Section 4.18          Solvency. As of the Closing Date, each Loan Party is and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, shall be, Solvent.

Section 4.19          Disclosure. The representations and warranties of the Loan Parties contained in any Loan Document and in the other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries and for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omits to state a material fact (known to any Loan Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made (it being understood that any representation and warranty with respect to any information relating to the HomEq Business by the Loan Parties is being made solely based on information provided to it by the Seller or its affiliates or agents and is given to the best of such Loan Party’s knowledge).  Any projections and pro forma financial information prepared by the Borrower and provided to the Lenders are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known to any Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, as of the Closing Date, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.20          PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.21          Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Equity (as defined in the Security Agreement), when certificates representing such Pledged Equity are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings to be specified on the relevant schedule(s) to the Security Agreement in appropriate form are filed in the offices to be specified on such schedule(s), the Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity and Liens permitted by Section 6.02).  With respect to the UCC financing statements set forth under the heading “Other Filings” on Schedule 6.02, no Indebtedness or any other obligations of the Borrower or any of its Subsidiaries are secured by such UCC financing statements.

Section 4.22          Adverse Proceedings; Compliance with Law. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties (a) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.23          Properties. Each of the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective financial statements referred to in Section 4.08, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

Section 4.24          Servicing Advances; Specified Deferred Servicing Fees; Specified MSRs.

                               (a)          With respect to Servicing Advances and Unencumbered Servicing Advances set forth on Schedule 1.01(e)(B), (i) the Residual Interests (other than reserve accounts) held by any Loan Party  in any related Servicing Advance Facility are not subject to any Lien other than the Lien securing the Obligations, (ii) the Borrower, any Subsidiary Guarantor or any Subsidiary of the Borrower that is a Securitization Entity has valid title to all Servicing Advances (including Unencumbered Servicing Advances), (iii) the Unencumbered Servicing Advances are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (iv) all Servicing Advances (including Unencumbered Servicing Advances) are not subject to any Liens other than the Lien referred to in clause (a)(iii) above and the Liens securing the relevant Servicing Advance Facility.  Notwithstanding anything herein to the contrary, any Servicing Advances (including any Unencumbered Servicing Advances) that do not meet the requirements set forth in the preceding sentence, whether or not the related Servicing Agreements are included in Schedule 1.01(e)(A) or the Servicing Advances are set forth on Schedule 1.01(e)(B), shall not be used in the calculation of the LTV Ratio.

                               (b)          With respect to Specified Deferred Servicing Fees, (i) Schedule 1.01(e)(B) sets forth the aggregate amount of Specified Deferred Servicing Fees which have been earned and are due and payable to the Borrower and its Subsidiaries in connection with the related Servicing Agreements set forth on Schedule 1.01(e)(A), (ii) the Borrower or any Subsidiary Guarantor has valid title to such Specified Deferred Servicing Fees, (iii) such Specified Deferred Servicing Fees are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iv) such Specified Deferred Servicing Fees are not subject to any Lien other than the Lien referred to in clause (b)(iii) above.  Notwithstanding anything herein to the contrary, any Specified Deferred Servicing Fees that do not meet the requirements set forth in the preceding sentence, whether or not included in Schedule 1.01(e)(B), shall not be used in the calculation of the LTV Ratio.

                               (c)           With respect to the Specified MSRs, (i) the Borrower or any Subsidiary Guarantor has valid title to such Specified MSRs, (ii) such Specified MSRs are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iii) such Specified MSRs are not subject to any Lien other than the Lien referred to in clause (c)(ii) above. Notwithstanding anything herein to the contrary, the value of any MSRs that do not meet the requirements set forth in the preceding sentence, whether or not included in Schedule 1.01(e)(A) or Schedule 1.01(e)(B), shall not be used in the calculation of the LTV Ratio.

ARTICLE V

AFFIRMATIVE COVENANTS

              Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), each Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01           Financial Statements and Other Reports. In the case of the Borrower, deliver to the Administrative Agent (which shall furnish to each Lender):

                               (a)           Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each month ending after the Closing Date, commencing with the first full month to occur after the Closing Date, the Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related Consolidated statements of income of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Model for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification;

                               (b)           Quarterly Financial Statements.  As soon as available, and in any event no later than five (5) days after the date on which the Borrower is required, under the Exchange Act, to file its Quarterly Report on Form 10-Q with the SEC, commencing with the Fiscal Quarter in which the Closing Date occurs, the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (prepared using carve-out accounting for periods prior to the Closing Date, as appropriate), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Model for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

                               (c)           Annual Financial Statements.  As soon as available, and in any event no later than five (5) days after the date on which the Borrower is required, under the Exchange Act, to file its Annual Report on Form 10-K with the SEC, commencing with the Fiscal Year in which the Closing Date occurs, (i) the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related Consolidated  statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Model for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such Consolidated financial statements a report thereon of Deloitte LLP or other independent certified public accountants of recognized national standing selected by Borrower (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such Consolidated financial statements fairly present, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.07 of this Agreement and the related definitions and (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default due to a breach of the covenants contained in Section 6.07 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

                               (d)           Projections. As soon as possible, and in any event no later than fourteen (14) days following the delivery of the annual financial statements delivered pursuant to Section 5.01(c), a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto and projected covenant compliance levels) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

                               (e)            Compliance Certificate. Together with each delivery of financial statements and Projections of the Borrower and its Subsidiaries pursuant to Sections 5.01(b), 5.01(c) and 5.01(d), a duly executed and completed Compliance Certificate;

                               (f)            Statements of Reconciliation after Change in Accounting Principles. If accounting principles and policies used in the preparation of the financial statements for the HomEq Business prior to the Acquisition cause the Consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(b) or 5.01(c) to differ in any material respect from the Consolidated financial statements of the Borrower and its Subsidiaries that would have been delivered, then, together with the first delivery of such financial statements of the Borrower and its Subsidiaries, the Borrower shall deliver one or more statements of reconciliation for all such prior financial statements of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent;

                               (g)           HomEq Financial Statements. As soon as available, and in any event no later than July 31, 2010, (i) the balance sheets of the HomEq Business as at December 31, 2009 and the related Consolidated  statements of income, stockholders’ equity and cash flows of the HomEq Business for such Fiscal Year; and (ii) with respect to such Consolidated financial statements a report thereon of PricewaterhouseCoopers (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such Consolidated financial statements fairly present, in all material respects, the Consolidated financial position of the HomEq Business as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards);

                               (h)           Notice of Default. Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) of any condition or event that constitutes a “Default” or “Event of Default” under any Material Indebtedness or that notice has been given to any party thereunder with respect thereto; (iii) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01; or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

                               (i)            Notice of Litigation. Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;

                               (j)            ERISA. (i) Promptly upon any officer of any Loan Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, and copies of such documentation related thereto as may be reasonably available to the Borrower or any of its Wholly-Owned Subsidiaries to enable the Lenders and their counsel to evaluate such matter;

                               (k)           Electronic Delivery. Documents required to be delivered pursuant to Sections 5.01 (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies;

                               (l)            Information Regarding Collateral. The Borrower shall furnish to the Collateral Agent ten (10) Business Days prior written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure, (C) in any Loan Party’s jurisdiction of organization or (D) in any Loan Party’s state organizational identification number, in each case, together with supporting documentation as reasonably requested by the Administrative Agent.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents;

                               (m)          Quarterly Collateral Verification. Each quarter, at the time of delivery of quarterly financial statements with respect to the preceding Fiscal Quarter pursuant to Section 5.01(b), the Borrower shall deliver to the Administrative Agent and the Collateral Agent a certificate of its Authorized Officer that (i) attaches an updated version of Schedule 1.01(e)(A) and Schedule 1.01(e)(B) as of the preceding Fiscal Quarter, and (ii) certifies that the representations and warranties set forth in Section 4.24 are true and correct on and as of the date of such certification;

                               (n)           Management Letters. Promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

                               (o)           Certification of Public Information. The Loan Parties and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  The Borrower agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of the Loan Parties which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Loan Parties and their respective securities;

                               (p)          Contractual Obligations. Promptly upon any officer of any Loan Party obtaining knowledge of any condition or event that constitutes a default or an event of default under any Contractual Obligation arising from agreements relating to Indebtedness or Servicing Agreements, or that notice has been given to any Loan Party with respect thereto, a certificate of an Authorized Officer specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action the Borrower has taken, is taking and proposes to take with respect thereto, provided that no such certificate shall be required with respect to any such default or event of default to the extent that such default or event of default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                               (q)          Credit Ratings.  Prompt written notice of any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Term Loans by either S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower; and

                               (r)           Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Loan Parties to their respective security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the SEC or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of any Loan Party and (B) such other information and data with respect to the operations, business affairs and financial condition of the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02          Existence. Except as otherwise permitted under Section 6.08, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, that no Loan Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof would not be materially adverse to such Person or to Lenders.

Section 5.03          Payment of Taxes and Claims. Pay all Federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Loan Parties).

Section 5.04         Escrow Funds. (a) On the Closing Date, the Borrower shall deposit (or instruct the Administrative Agent to deposit) $150,000,000 of the proceeds from the Initial Term Loans (the “Escrow Funds”) into the Closing Date Escrow Account.

                (b)         The Escrow Funds shall remain in either the Closing Date Escrow Account or the Successor Escrow Account until the earlier of (i) the date of the Closing and (ii) the date that the Borrower is required to prepay the Initial Term Loans pursuant to Section 2.12(f) (such date, the “Escrow Release Date”).  Upon the Escrow Release Date, the Escrow Funds shall be applied by the Borrower to fund the Acquisition in accordance with the Asset Purchase Agreement or to prepay the Initial Term Loans, as applicable.

                (c)         So long as no Default or Event of Default shall have occurred and be continuing, after the Closing Date and prior to the Escrow Release Date, the Borrower may transfer the Escrow Funds from the Closing Date Escrow Account to a securities account or deposit account maintained at a financial institution reasonably acceptable to the Administrative Agent and the Collateral Agent (the “Successor Escrow Account”) and with an escrow agent reasonably acceptable to the Administrative Agent and the Collateral Agent (the “Successor Escrow Agent”); provided that, prior to any such transfer, (1) the Borrower, the Administrative Agent, the Collateral Agent and the Successor Escrow Agent shall have entered into an escrow agreement governing such Successor Escrow Account (the “Successor Escrow Account Agreement”) on terms satisfactory in all respects to the Administrative Agent and the Collateral Agent in their sole discretion (such terms to include, without limitation, (i) restrictions on the ability to amend such escrow agreement without the prior written consent of the Administrative Agent and the Collateral Agent and (ii) requirement that any disbursement of Escrow Funds from such Successor Escrow Account must be applied in accordance with Section 5.04(b)), (2) the Borrower, the Collateral Agent and such successor financial institution shall have entered into an account control agreement with respect to such Successor Escrow Account (the “Successor Escrow Account Control Agreement”) on terms satisfactory in all respects to the Administrative Agent and the Collateral Agent in their sole discretion, and (3) the Borrower shall deliver an opinion of counsel in form and substance reasonably satisfactory to the Collateral Agent with respect to such Successor Escrow Account Control Agreement and similar to the legal opinion delivered on the date hereof with respect to the Closing Date Escrow Account.

Section 5.05        Insurance. In the case of the Borrower, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.

Section 5.06         Books and Records; Inspections. Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Loan Party and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.  No more than one such inspection shall be made in any Fiscal Year at the Borrower’s expense, provided that if an Event of Default exists, there shall be no limit on the number of such inspections that may occur, and such inspections, copying and auditing shall be at the Borrower’s sole cost and expense.

Section 5.07         Lenders Meetings. In the case of the Borrower, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held in New York City (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

Section 5.08         Compliance with Laws.Comply, and cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all Contractual Obligations arising from Servicing Agreements and all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09         Environmental. Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10           Subsidiaries.

                              (a)           In the event that any Person becomes a Material Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary or a Securitization Entity) after the date hereof, (i) promptly cause such Material Subsidiary to become a Subsidiary Guarantor hereunder and a Grantor under the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), (h) and (i).

                              (b)          With respect to any Excluded Foreign Subsidiary or any Securitization Entity which, in each case, represents (a) 5% or more of the Borrower’s Consolidated Adjusted EBITDA, (b) 5% or more of the Borrower’s Consolidated total assets, or (c) 5% or more of the Borrower’s Consolidated total revenues, in each case as determined at the end of the most recent fiscal quarter of the Borrower based on the financial statements of the Borrower delivered pursuant to Section 5.01(b) and (c), promptly execute deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.01(b) (which shall include execution and delivery of a pledge agreement in respect of such Equity Interests under the laws of the jurisdiction on which such Subsidiary is organized), and the Borrower shall take all of the actions referred to in Section 3.01(h)(1) necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in the Equity Interests of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall (i) more than 65.0% of the voting Equity Interests of any Excluded Foreign Subsidiary directly held by a Domestic Subsidiary be required to be so pledged, (ii) any equity of any subsidiary owned by any Excluded Foreign Subsidiary be required to be so pledged and (iii) any equity of a Securitization Entity that cannot be pledged as a result of restrictions in its or its parent’s Organizational Documents or documents governing its Indebtedness be required to be so pledged).

                              (c)           With respect to each new Subsidiary, the Borrower shall promptly send to the Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower and (ii) all of the data required to be set forth in Schedules 4.01 and 4.03 with respect to all Subsidiaries of the Borrower; and such written notice shall be deemed to supplement Schedules 4.01 and 4.03 for all purposes hereof.

Section 5.11         Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents or of more fully perfecting or renewing the rights of the Administrative Agent or the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Subsidiary Guarantors and are secured by the Collateral and all of the outstanding Equity Interests of Subsidiaries of the Loan Parties (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Securitization Entities).  Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent to any such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.12         Maintenance of Ratings. In the case of the Borrower, at all times use commercially reasonable efforts to maintain public ratings issued by Moody’s and S&P with respect to its corporate ratings.

Section 5.13        Post-Closing Actions. (a) No later than thirty (30) days following the Closing Date (or such later time as agreed by the Administrative Agent in its sole discretion), file or cause the filing of UCC financing statement amendments to evidence the termination of those certain UCC financing statements listed under the heading “Other Filings” on Schedule 6.02.

                (b)         No later than five (5) Business Days following the Closing Date (or such later time as agreed by the Administrative Agent in its sole discretion), deliver a revised Schedule 1.01(e)(A) to the Administrative Agent listing all Servicing Agreements required to be listed on such schedule.

                (c)         Only to the extent otherwise required by this Agreement, use commercially reasonable efforts to cause (i) any Foreign Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower that is a Securitization Entity to execute the Intercompany Note, so long as the execution of the Intercompany Note by any such Person is not prohibited by its or its parent’s Organizational Documents or documents governing or related to the Indebtedness of it or its subsidiaries.

Section 5.14 Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, the Borrower shall obtain (or maintain existing) and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Initial Term Loans is subject to such Interest Rate Agreements.

Section 5.15         Servicing Agreements. (a)  Comply with, or cause any other Subsidiary acting as servicer to comply with, (i) all obligations as the servicer under each of the Servicing Agreements except where failure to comply would not reasonably be expected to have a Material Adverse Effect and (ii) all generally accepted servicing customs and practices of the mortgage servicing industry.

                              (b)          The Borrower shall promptly, and in no event later than five (5) days after knowledge thereof, notify the Administrative Agent of any servicer termination event or event of default (excluding any such events resulting solely due to the breach of one or more collateral performance tests) under any Servicing Agreement or its receipt of a notice of actual termination of the Borrower or its Subsidiary’s right to service under any Servicing Agreement which evidences an intent to transfer such servicing to a third party.

                              (c)          To the extent the aggregate UPB of Servicing Agreements related to Specified MSRs of the Borrower and its Subsidiaries entered into with Specified Government Entities exceeds 20% of the total UPB of the Servicing Agreements related to Specified MSRs of the Borrower and its Subsidiaries, the Borrower shall promptly deliver (or cause the relevant Subsidiary to promptly deliver) an acknowledgment of the relevant Specified Government Entity under such Servicing Agreements in the standard form used by such Specified Government Entity or in such other form reasonably satisfactory to the Administrative Agent and the Collateral Agent, whereby such Specified Government Entity acknowledges the security interest of the Secured Parties in the MSRs under such Servicing Agreements; provided, that such acknowledgement is not required for the Servicing Agreements related to Specified MSRs with Specified Government Entities that represent less than 20% of the total UPB of the Servicing Agreements related to Specified MSRs.

ARTICLE VI

NEGATIVE COVENANTS

              The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), the Borrower shall not, nor shall it cause or permit any of its Subsidiaries to:

Section 6.01          Indebtedness.Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                              (a)            the Obligations;

                              (b)           Indebtedness of any Subsidiary owed to the Borrower or to any other Subsidiary, or of the Borrower to any Subsidiary; provided, that (i) except with respect to any Indebtedness among Subsidiaries that are not Loan Parties, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note or an intercompany subordination agreement reasonably acceptable to the Administrative Agent, and (ii) any such Indebtedness that is owed by a non-Loan Party to a Loan Party is permitted as an Investment under Section 6.06(d);

                              (c)            Non-Recourse Indebtedness; provided that, if the aggregate amount of such Indebtedness is in excess of $10,000,000, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to the incurrence of such Indebtedness and any Permitted Acquisition consummated with the proceeds of such Indebtedness (calculated in accordance with Section 6.07(e)) as of the last day of the Fiscal Quarter most recently ended for which financial statements are available;

                              (d)            Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

                              (e)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

                              (f)             guaranties by a Subsidiary Guarantor of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than guaranties of Non-Recourse Indebtedness and Permitted Funding Indebtedness); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

                              (g)            Indebtedness described in Schedule 6.01 and any Permitted Refinancing thereof; provided, that the Borrower and its Subsidiaries is in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to the incurrence of such Permitted Refinancing as of the last day of the Fiscal Quarter most recently ended;

                              (h)           Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition and any Permitted Refinancing thereof; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iii) the aggregate principal amount of such Indebtedness (other than Permitted Funding Indebtedness) outstanding at any one time does not exceed $50,000,000;

                              (i)            Indebtedness of the type described in clause (xi) of the definition thereof incurred in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities or to hedge against fluctuations in interest rates or currency; provided that in each case such Indebtedness shall not have been entered into for speculative purposes;

                              (j)            other recourse Indebtedness of the Borrower and its Subsidiaries including Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed at any time $40,000,000; provided that, if the aggregate amount of such Indebtedness is in excess of $10,000,000, the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.07 on a pro forma basis after giving effect to the incurrence of such Indebtedness as of the last day of the Fiscal Quarter most recently ended for which financial statements are available;

                              (k)           Permitted Funding Indebtedness; provided that, if the aggregate amount of such Indebtedness is in excess of $10,000,000, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to the incurrence of such Indebtedness and any Permitted Acquisition consummated with the proceeds of such Indebtedness (calculated in accordance with Section 6.07(e)) as of the last day of the Fiscal Quarter most recently ended for which financial statements are available;

                              (l)             Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;

                              (m)          Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the dispositions or purchase of assets permitted hereunder, provided that such Indebtedness (other than for indemnification) shall be included in the total consideration for purposes of all determinations relating to such disposition or purchase hereunder;

                              (n)           Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $75,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

                              (o)            Junior Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $200,000,000 at any time; provided that (i) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Indebtedness and (ii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to the incurrence of such Indebtedness and any Permitted Acquisitions consummated with the proceeds of such Indebtedness (calculated in accordance with Section 6.07(e)) as of the last day of the Fiscal Quarter most recently ended for which financial statements are available; and

                              (p)            Indebtedness of the Borrower or its Subsidiaries (including repurchase transactions) with respect to OREAL Securities in an aggregate principal amount not to exceed $50,000,000 at any time.

Section 6.02           Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute, except:

                              (a)            Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

                              (b)            Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

                              (c)           statutory Liens of landlords, banks and securities intermediaries (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

                              (d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                              (e)           easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and shall not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and that, in the aggregate, do not materially detract from the value of the property subject thereto;

                              (f)            any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased;

                              (g)           purported Liens evidenced by the filing of precautionary UCC financing statements (i) relating solely to operating leases of personal property entered into in the ordinary course of business or (ii) to evidence the sale of assets in the ordinary course of business;

                              (h)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                              (i)             Liens described in Schedule 6.02;

                              (j)             Liens securing Indebtedness permitted by Section 6.01(h); provided, that any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Borrower or its Subsidiaries;

                              (k)           other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding, provided, that the aggregate fair market value of assets in respect of which liens may be granted pursuant to this clause (k) shall not exceed 150% of the aggregate amount of Indebtedness secured by such liens;

                              (l)             Liens securing Non-Recourse Indebtedness;

                              (m)           Liens securing Permitted Funding Indebtedness other than Permitted Servicing Advance Facility Indebtedness so long as any such Lien shall encumber only (i) the assets originated, acquired or funded with the proceeds of such Indebtedness and (ii) any intangible contract rights and other documents, records and assets directly related to the assets set forth in clause (i) and any proceeds thereof;

                              (n)           Liens on Servicing Advances, any intangible contract rights and other documents, records and assets directly related to the foregoing assets and any proceeds thereof securing Permitted Servicing Advance Facility Indebtedness, Permitted Securitization Indebtedness or Non-Recourse Indebtedness;

                              (o)            Liens on the Equity Interests of any Subsidiary and the proceeds thereof securing Non-Recourse Indebtedness of such Subsidiary;

                              (p)           Liens on Securitization Assets, any intangible contract rights and other documents, records and assets directly related to the foregoing assets and any proceeds thereof incurred in connection with Permitted Indebtedness or permitted guarantees thereof;

                              (q)            Liens securing Indebtedness permitted pursuant to Section 6.01(n); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

                              (r)             pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

                              (s)            assignments of past due receivables solely for the purpose of collection;

                              (t)             judgment Liens so long as the related judgment does not constitute an Event of Default; and

                              (u)            Liens securing Indebtedness permitted by Section 6.01(p) (each of (a) - (u), a “Permitted Lien”).

Section 6.03            No Further Negative Pledges.Except with respect to (a) this Agreement and the other Loan Documents, (b) specific property encumbered to secure payment of particular Indebtedness that is permitted to be incurred and secured under this Agreement or to be sold pursuant to an executed agreement with respect to a sale of assets permitted hereunder, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) restrictions by reason of customary provisions restricting assignments, subservicing, subcontracting or other transfers contained in Servicing Agreements (provided that such restrictions are limited to the individual Servicing Agreement and related agreements or the property and/or assets subject to such agreements, as the case may be) and (e) restrictions by reason of customary provisions restricting liens, assignments, subservicing, subcontracting or other transfers contained in agreements with the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar governmental agencies relating to the origination, sale, securitization and servicing of mortgage loans (provided that such restrictions are limited to the individual agreement and related agreements and/or the property or assets subject to such agreements, as the case may be), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.04            Restricted Junior Payments. Directly or indirectly through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to the Borrower or any Subsidiary and to each other holder of equity therein, (b) the Borrower may make payments in an aggregate amount not to exceed $3,500,000 to permit the Borrower to purchase common stock or common stock options of the Borrower from present or former officers or employees of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee and (c) the Borrower may make Restricted Junior Payments; provided that in the case of this clause (c) both immediately prior to and after giving effect thereto (i) no Default shall exist or result therefrom, (ii) the Corporate Leverage Ratio shall be less than 2.00 to 1.00, calculated on a pro forma basis after giving effect to such Restricted Payment as of the last day of the Fiscal Quarter most recently ended and (iii) the aggregate amount of Restricted Junior Payments made pursuant to this Section 6.04(c) shall not exceed the sum of (1) the Available Amount plus (2) the aggregate amount of Net Cash Proceeds of equity contributions to, or the sale of equity by, the Borrower received from and after the Closing Date, in each case that is Not Otherwise Applied.

Section 6.05          Restrictions on Subsidiary Distributions.  Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower other than any Securitization Entity to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer, lease or license any of its property to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(h) or (n) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) by reason of customary net worth provisions contained in leases and other agreements that do not evidence Indebtedness entered into by the Borrower or a Subsidiary in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under this Agreement or (v) described on Schedule 6.05.

Section 6.06           Investments. Directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                              (a)             Investments in Cash and Cash Equivalents;

                              (b)            equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Subsidiary Guarantor;

                              (c)            Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

                              (d)           intercompany loans to the extent permitted under Section 6.01(b) and other Investments in Subsidiaries which are not Subsidiary Guarantors; provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries other than Subsidiary Guarantors shall not exceed at any time an aggregate amount $20,000,000 or, in the case of any Foreign Subsidiary, $10,000,000;

                              (e)            Consolidated Capital Expenditures with respect to the Borrower and its Subsidiaries not in excess of (i) $12,000,000 for each Fiscal Year plus (ii) if the Corporate Leverage Ratio is less than 2.00 to 1.00, calculated on a pro forma basis after giving effect to such expenditure as of the last day of the Fiscal Quarter most recently ended, (1) the Available Amount and (2) the aggregate amount of Net Cash Proceeds of equity contributions to, or the sale of equity by, the Borrower received from and after the Closing Date, in each case that is Not Otherwise Applied; provided, that the amount in clause (i) for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year that is Not Otherwise Applied;

                              (f)             loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000;

                              (g)             Permitted Acquisitions by the Borrower or its Subsidiary Guarantors permitted pursuant to Section 6.08;

                              (h)             Investments described in Schedule 6.06;

                              (i)              Hedge Agreements which constitute Investments;

                              (j)             other Investments by the Borrower and its Subsidiaries in an aggregate amount not to exceed the sum of (i) $10,000,000 during the term of this Agreement and (ii) if the Corporate Leverage Ratio is less than 2.00 to 1.00, calculated on a pro forma basis after giving effect to such Investment as of the last day of the Fiscal Quarter most recently ended, (1) the Available Amount and (2) the aggregate amount of Net Cash Proceeds of equity contributions to, or the sale of equity by, the Borrower received from and after the Closing Date, in each case that is Not Otherwise Applied;

                              (k)            Investments by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary Guarantor of the Borrower that is engaged in Core Business Activities or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor of the Borrower;

                              (l)             Investments by the Borrower or any Subsidiary of the Borrower in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage-related securities or charge-off receivables in the ordinary course of business;

                              (m)           Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity for the purpose of relieving the Borrower or a Subsidiary of the Borrower of the administrative expense of servicing such Securitization Entity;

                              (n)             Investment in MSRs;

                              (o)             Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;

                              (p)            Investments in and making of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs);

                              (q)            Investments or guarantees of Indebtedness of one or more entities the sole purpose of which is to originate, acquire, securitize and/or sell loans that are purchased, insured, guaranteed or securitized by the  Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar government or government sponsored programs; provided, that the aggregate amount of (i) Investments in such entities plus (ii) the aggregate principal amount of Indebtedness of such entities that are not Wholly-Owned Subsidiaries which is recourse to the Borrower or any Subsidiary Guarantor shall not exceed an amount equal to 10% of the Borrower’s GAAP book equity as of any date of determination;

                              (r)              Non-cash consideration received, to the extent permitted by the Loan Documents in connection with the sale of property permitted by this Agreement; and

                              (s)             Investments by the Borrower or any of its Subsidiaries in a Subsidiary that is not a Subsidiary Guarantor, Excluded Foreign Subsidiary or Securitization Entity, provided that after giving pro forma effect to such Investment, the Borrower shall be in compliance with Section 5.10.

               Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07             Financial Covenants. In the case of the Borrower:

                              (a)             Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Interest Coverage Ratio

September 30, 2010	3.25 to 1.00
December 31, 2010	4.00 to 1.00
March 31, 2011	4.00 to 1.00
June 30, 2011	4.00 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	4.00 to 1.00
March 31, 2012	4.00 to 1.00
June 30, 2012	4.00 to 1.00
September 30, 2012	4.00 to 1.00
December 31, 2012	4.00 to 1.00
March 31, 2013	4.00 to 1.00
June 30, 2013	4.00 to 1.00
September 30, 2013	4.00 to 1.00
December 31, 2013	4.00 to 1.00
March 31, 2014	4.00 to 1.00
June 30, 2014	4.00 to 1.00
September 30, 2014	4.00 to 1.00
December 31, 2014	4.00 to 1.00
March 31, 2015	4.00 to 1.00
June 30, 2015	4.00 to 1.00

                              (b)            Corporate Leverage Ratio.  Permit the Corporate Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Corporate Leverage Ratio

September 30, 2010	3.50 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00
September 30, 2011	2.75 to 1.00
December 31, 2011	2.75 to 1.00
March 31, 2012	2.75 to 1.00
June 30, 2012	2.75 to 1.00
September 30, 2012	2.75 to 1.00
December 31, 2012	2.50 to 1.00
March 31, 2013	2.50 to 1.00
June 30, 2013	2.50 to 1.00
September 30, 2013	2.50 to 1.00
December 31, 2013	2.25 to 1.00
March 31, 2014	2.25 to 1.00
June 30, 2014	2.25 to 1.00
September 30, 2014	2.25 to 1.00
December 31, 2014	2.00 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	2.00 to 1.00

                              (c)           Consolidated Total Debt to Consolidated Tangible Net Worth.  Permit Consolidated Total Debt to Consolidated Tangible Net Worth as of the last day of any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Total Debt to
Fiscal Quarter	Consolidated Net Worth

September 30, 2010	3.25 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00
September 30, 2011	2.75 to 1.00
December 31, 2011	2.75 to 1.00
March 31, 2012	2.75 to 1.00
June 30, 2012	2.75 to 1.00
September 30, 2012	2.75 to 1.00
December 31, 2012	2.50 to 1.00
March 31, 2013	2.50 to 1.00
June 30, 2013	2.50 to 1.00
September 30, 2013	2.50 to 1.00
December 31, 2013	2.25 to 1.00
March 31, 2014	2.25 to 1.00
June 30, 2014	2.25 to 1.00
September 30, 2014	2.25 to 1.00
December 31, 2014	2.00 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	2.00 to 1.00

                              (d)            LTV Ratio.  Permit the LTV ratio as of the last day of any Fiscal Quarter set forth below to exceed the percentage set forth below opposite such Fiscal Quarter:

Fiscal Quarter	LTV Ratio

September 30, 2010	40%
December 31, 2010	40%
March 31, 2011	35%
June 30, 2011	35%
September 30, 2011	35%
December 31, 2011	35%
March 31, 2012	35%
June 30, 2012	35%
September 30, 2012	35%
December 31, 2012	30%
March 31, 2013	30%
June 30, 2013	30%
September 30, 2013	30%
December 31, 2013	30%
March 31, 2014	30%
June 30, 2014	30%
September 30, 2014	30%
December 31, 2014	25%
March 31, 2015	25%
June 30, 2015	25%

                             (e)            Certain Calculations.  With respect to any period during which a Permitted Acquisition (including the Acquisition) or an acquisition permitted hereunder of MSRs, Servicing Advances or servicing rights (a “Servicing Acquisition”) or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.07, Consolidated Adjusted EBITDA and the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis using either (i) in the case of Asset Sales, the historical audited financial statements (or, if such audited financial statements do not exist, such other information as shall be consistent with historical financial statements of the Borrower) of any business so sold or to be sold, or (ii) in the case of Permitted Acquisitions or Servicing Acquisitions, (x) with respect to each calculation made at any time prior to the time when one full Fiscal Quarter shall have elapsed after such Permitted Acquisition or Servicing Acquisition, the EBITDA of such Acquired Entity (or attributable to the servicing rights or advances acquired in such Servicing Acquisition (“Acquired Servicing”) as set forth in the projections for any business so acquired or to be acquired (provided that such projections are based on good faith estimates and assumptions made by the management of the Borrower and are approved in writing by the Administrative Agent, acting reasonably) and (y) with respect to each calculation made at any time after the time when one full Fiscal Quarter shall have elapsed after such Permitted Acquisition or Servicing Acquisition but prior to the time when five full Fiscal Quarters shall have elapsed after such Permitted Acquisition or Servicing Acquisition, the Annualized Acquired EBITDA of such Acquired Entity or Acquired Servicing, and the Consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if (A) such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period) and (B) in the case of Permitted Acquisitions or Servicing Acquisition, such projected EBITDA or the Annualized Acquired EBITDA of such Acquired Entity or Acquired Servicing, as the case may be, had been earned at the beginning of the four Fiscal Quarter period ending on the last day of the applicable Fiscal Quarter; provided, however, that such Annualized Acquired EBITDA shall be reduced by (1) for the first full Fiscal Quarter in which such Acquired Entity or Acquired Servicing is included in the calculation of Consolidated Adjusted EBITDA, the actual Consolidated Adjusted EBITDA for such Acquired Entity or Acquired Servicing for such Fiscal Quarter, (2) for the second full Fiscal Quarter in which such Acquired Entity or Acquired Servicing is included in the calculation of Consolidated Adjusted EBITDA, the actual Consolidated Adjusted EBITDA for such Acquired Entity or Acquired Servicing for the preceding two Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, (3) for the third full Fiscal Quarter in which such Acquired Entity or Acquired Servicing is included in the calculation of Consolidated Adjusted EBITDA, the actual Consolidated Adjusted EBITDA for such Acquired Entity or Acquired Servicing for the preceding three Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, and (4) for the fourth full Fiscal Quarter in which such Acquired Entity or Acquired Servicing is included in the calculation of Consolidated Adjusted EBITDA, the actual Consolidated Adjusted EBITDA for such Acquired Entity or Acquired Servicing for the preceding four Fiscal Quarters ending on the last day of the applicable Fiscal Quarter.

Section 6.08         Fundamental Changes; Disposition of Assets; Acquisitions.Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

                             (a)           any Subsidiary of the Borrower may be merged with or into the Borrower or any Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Subsidiary Guarantor; provided, that in the case of any such transaction, (i) the Borrower or such Subsidiary Guarantor, as applicable shall be the continuing or surviving Person in any such transaction involving the Borrower and (ii) subject to the preceding clause (i) a Subsidiary Guarantor shall be the continuing or surviving Person in any such transaction involving a Subsidiary Guarantor;

                              (b)           any Subsidiary of the Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

                              (c)            sales or other dispositions of assets that do not constitute Asset Sales;

                             (d)           Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $100,000,000; provided, that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Cash Proceeds thereof shall be applied as required by Section 2.12(b);

                              (e)            disposals of obsolete, worn out or surplus property in the ordinary course of business;

                              (f)             Permitted Acquisitions;

                              (g)            Investments made in accordance with Section 6.06;

                              (h)           dispositions of Cash Equivalents in the ordinary course of business; and

                             (i)            sales of whole loans for cash; provided that the Net Cash Proceeds of such sale or disposition are reinvested in assets of the general type used in the business of the Borrower and its Subsidiaries within two hundred seventy (270) days of receipt thereof (provided that if, prior to the expiration of such two hundred seventy (270) day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such reinvestment on or prior to the expiration of an additional ninety (90) day period, such two hundred seventy (270) day period shall be extended to the date provided for such reinvestment in such binding agreement).

Section 6.09         Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Material Subsidiaries in compliance with the provisions of Section 6.08, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Material Subsidiaries, except to qualified directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Material Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.10         Sales and Lease-Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease or (c) is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than transactions where any related sale of assets is permitted under Section 6.08, any related Indebtedness is permitted to be incurred under Section 6.01 and any Lien in connection therewith is permitted to be granted under Section 6.02.

Section 6.11         Transactions with Shareholders and Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of the Borrower on terms that are less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not an Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between the Borrower and any Subsidiary Guarantor or between any Subsidiary Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.11.

Section 6.12         Conduct of Business. None of the Borrower or any of its Subsidiaries shall make any material change in its Core Business Activities as carried on at the date hereof.

Section 6.13         Modifications of Junior Indebtedness. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness in such a manner that would cause the terms of such Junior Indebtedness from satisfying the requirements of clauses (i) through (vi) of the definition of “Junior Indebtedness.”

Section 6.14        Amendments or Waivers of Organizational Documents. Agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of the Organizational Documents of the Borrower or any Subsidiary Guarantor after the Closing Date that would materially adversely impact the Lenders without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.15         Fiscal Year. Change its Fiscal Year-end from December 31 or change its method of determining Fiscal Quarters.

Section 6.16         Asset Purchase Agreement. Amend, restate, supplement, waive or otherwise modify the Asset Purchase Agreement as in effect on the Closing Date in any manner that would materially adversely impact the Lenders without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

ARTICLE VII

GUARANTY

Section 7.01         Guaranty of the Obligations. Subject to the provisions of Section 7.02, Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02        Contribution by Subsidiary Guarantors. All Subsidiary Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Subsidiary Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03          Payment by Subsidiary Guarantors. Subject to Section 7.02, Subsidiary Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Subsidiary Guarantors shall upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04          Liability of Subsidiary Guarantors Absolute. Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

                              (a)            this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety;

                             (b)            the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

                             (c)            the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Subsidiary Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

                             (d)            payment by any Subsidiary Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Subsidiary Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Subsidiary Guarantor, limit, affect, modify or abridge any other Subsidiary Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

                              (e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Subsidiary Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedge Agreements; and

                             (f)            this Guaranty and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Subsidiary Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05         Waivers by Subsidiary Guarantors. Each Subsidiary Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06         Subsidiary Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Subsidiary Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against the Borrower or any other Subsidiary Guarantor or any of its assets in connection with this Guaranty or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02.  Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07         Subordination of Other Obligations. Any Indebtedness of the Borrower or any Subsidiary Guarantor now or hereafter held by any Subsidiary Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08        Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  Each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09        Authority of Subsidiary Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Subsidiary Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10        Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of the Borrower.  Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Hedge Agreements, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.11        Bankruptcy, Etc. (a)  So long as any Guaranteed Obligations remain outstanding, no Subsidiary Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Subsidiary Guarantor.  The obligations of Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Subsidiary Guarantor or by any defense which the Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

                             (b)           Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Subsidiary Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Subsidiary Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Subsidiary Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

                             (c)            In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12           Discharge of Guaranty Upon Sale of Subsidiary Guarantor. If all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01            Events of Default. If any one or more of the following conditions or events occur:

                             (a)            Failure to Make Payments When Due.  Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

                             (b)           Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

                             (c)            Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.03, Sections 5.01(a), 5.01(b), 5.01(c), 5.01(e) and 5.01(h), Section 5.02, Section 5.04 or Article VI; or

                             (d)          Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with (A) Section 5.01(d), and such default shall not have been remedied or waived within five (5) days after the due date, or (B) any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

                             (e)            Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an individual principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

                             (f)             OTS Guaranty Event of Default.  An Event of Default (as defined in the OTS Guaranty) occurs pursuant to the terms of the OTS Guaranty; or

                            (g)            Early Amortization Event.  An Early Amortization Event occurs in respect of the Receivables Backed Notes pursuant to the terms of the Indenture, and such Early Amortization Event shall not have been waived under the Indenture.

                             (h)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

                             (i)             Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or the Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(h); or

                             (j)             Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $10,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

                             (k)            Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect on the Borrower during the term hereof; or

                             (l)             Change of Control.  A Change of Control occurs; or

                             (m)           Guaranties, Security Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Subsidiary Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(h) or 8.01(i), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (B) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents.

ARTICLE IX

AGENTS

Section 9.01        Appointment of Agents. Barclays Bank is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays Bank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Each of the Administrative Agent and the Collateral Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, neither Barclays Capital, in its capacity as the Arranger and Syndication Agent, nor the Joint Bookrunner, shall have any duties, responsibilities or obligations hereunder but shall be entitled to all benefits of this Article IX.

Section 9.02        Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.03          General Immunity.

                             (a)            No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, the perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party or to any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

                             (b)           Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrower or a Lender.  No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

                             (c)            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent and the Syndication Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.04        Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05          Lenders’ Representations, Warranties and Acknowledgment.

                             (a)            Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

                             (b)           Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement or a Joinder Agreement and funding its Loan, on the Closing Date or the Increased Amount Date, as applicable, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or Lenders, as applicable on the Closing Date or the Increased Amount Date, as applicable.

Section 9.06        Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof.

              Section 9.07           Successor Administrative Agent and Collateral Agent.

(a)           The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower.  The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent.  If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and the Required Lenders, may retain its role as the Collateral Agent under any Security Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation of Barclays Bank or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation of Barclays Bank or its successor as the Collateral Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.  If Barclays Bank or its successor as the Administrative Agent pursuant to this Section has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Barclays Bank or its successor may resign as the Collateral Agent upon notice to the Borrower and the Required Lenders at any time.

(b)           In addition to the foregoing, the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Borrower.  The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent.  Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

Section 9.08          Security Documents and Guaranty.

(a)           Agents under Security Documents and Guaranty.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided, that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement.  Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)           Rights under Hedge Agreements.  No Hedge Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Loan Documents except as expressly provided in Section 10.05(c) of this Agreement and under any applicable provisions of the Security Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)           Release of Collateral and Guarantees, Termination of Loan Documents.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Hedge Agreement and (y) unasserted contingent indemnity obligations) have been paid in full and all Commitments have terminated or expired or been cancelled, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be necessary or advisable to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding obligations in respect of Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 9.09          Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.01        Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given under the Loan Documents shall be sent to such Person’s address as set forth on Schedule 10.01(a) or in the other relevant Loan Document, and in the case of any Lender, the address as specified on Schedule 10.01(a) or otherwise specified to the Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent.

(b)           Electronic Communications.

                                            (i)            Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                                            (ii)           Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

                                            (iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

                                            (iv)         Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

                                            (v)          All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

                                            (vi)         Each Loan Party, each Lender and each Agent agrees that none of the Agents nor any Agent Affiliate shall be responsible or liable to any Loan Party or any other Person for damages arising from the use by others of any Approved Electronic Communications or any other information or other materials obtained through the Platform, internet, electronic, telecommunications or other information transmission systems.

Section 10.02         Expenses . Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable and documented out-of-pocket costs and expenses of the Agents (subject to clause (b) below) incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Agents (subject to the Engagement Letter) in connection with the negotiation, preparation, execution and administration of the Loan Documents, the Engagement Letter, and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower including the reasonable fees, disbursements and other charges of counsel and charges of Intralinks or Syndtrak; (c)  all reasonable and documented out-of-pocket costs and expenses arising in connection with or relating to creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties; (d) all reasonable and documented out-of-pocket costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all reasonable and documented out-of-pocket costs and expenses in connection with the custody or preservation of the Collateral; (f) all other reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the Loan Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.03        Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger, Joint Bookrunner and Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent, Arranger and Lender, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent, Arranger and Lender and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04        Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and upon notice to the Borrower and the Administrative Agent, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II or Article VIII and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05        Amendments and Waivers.

  (a)         Required Lenders’ Consent.  Subject to the additional requirements of Sections 10.05(b) and 10.05(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

  (b)         Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

                                            (i)            extend the scheduled final maturity of any Loan or Note or principal amount outstanding, or waive, forgive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

                                            (ii)           reduce the rate of interest on any Loan or any fee or any premium payable hereunder; provided that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.07 or to waive any obligation of the Borrower to pay interest at the Default Rate;

                                            (iii)          waive or extend the time for payment of any such interest, fees or premiums;

                                            (iv)          reduce the principal amount of any Loan;

                                            (v)           amend, modify, terminate or waive any provision of Section 2.15, this Section 10.05(b), Section 10.05(c), any provision of the Security Agreement therein specified to be subject to this Section 10.05(b), or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

                                            (vi)         amend the definition of “Required Lenders” or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”; provided that with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of the “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date; provided further that the consent of the Required Lenders shall not be required in connection with any Series of New Term Loans added pursuant to Section 2.22;

                                            (vii)        release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guaranty except as expressly provided in the Loan Documents; or

                                            (viii)       consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (v), (vi), (vii) and (viii).

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

                                            (i)            alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.13 without the consent of Lenders holding more than 50% of the aggregate Initial Term Loan Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

                                            (ii)          amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

                                            (iii)          amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)          Execution of Amendments, Etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e)           New Term Loans.  Notwithstanding anything to the contrary herein or in any other Loan Document, this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrower to the extent necessary in order to evidence and implement any Series of New Term Loans pursuant to Section 2.22.

Section 10.06        Successors and Assigns; Participations.

(a)          Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  Except as expressly permitted pursuant to Section 6.08 of this Agreement, no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void) and of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

                                            (i)            to any Person other than Excluded Institutions (unless an Event of Default has occurred) meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

                                            (ii)           to any Person other than Excluded Institutions (unless an Event of Default has occurred) meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent; provided, that further each such assignment pursuant to this Section 10.06(b)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Administrative Agent or as shall constitute the aggregate amount of the Initial Term Loan or the or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Loans; provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts.

(c)           Assignment Agreements.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.18(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Barclays Bank or any Affiliate thereof or (z) in the case of an Eligible Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(d)          Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(e)           Effect of Assignment.  Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.07) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(f)           Participations.

                                            (i)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates and other than any Excluded Institution) in all or any part of its Commitments, Loans or in any other Obligation.

                                            (ii)           The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, (C) amend the definition of “Required Lenders” (or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition) or the definition of “Pro Rata Share” or (D) release all or substantially all of the Subsidiary Guarantors or all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

                                            (iii)          The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, that (x) a participant shall not be entitled to receive any greater payment under Section 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided, that such participant agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participating interest in its Commitments, Loans or in any other Obligation to a participant, shall, as agent of the Borrower solely for the purposes of this Section 10.06(f), record in book entries maintained by such Lender the name and amount of the participating interest of each participant entitled to receive payments in respect of such participating interests; provided, however, that the Lender shall have no obligation to show such book entries to any Loan Party.

(g)          Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.06 and subject to the limitations set forth Section 10.06(b)(ii), respectively, any Lender may assign and/or pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h)          Register.  The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(c). Each assignment shall be recorded in the Register on the Business Day the fully executed Assignment Agreement is received by the Administrative Agent, if received by 12:00 p.m. (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable; provided that failure to record any assignment in the Register shall not affect the rights of the Lenders.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

Section 10.07        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.16(c), 2.17, 2.18, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.15, 9.03(b) and 9.06 shall survive the payment of the Loans, and the termination hereof.

Section 10.08        No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.09        Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be automatically reinstated and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.10        Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.11        Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.08(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.12        Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.13        APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAW, RULE, PROVISION OR PRINCIPLE OF CONFLICTS OF LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

Section 10.14        CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, WILL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 10.15        Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.15), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations; provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15, (iii) disclosure to any rating agency when required by it; provided, that, prior to any disclosure, such rating agency has undertaken in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document, (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process or by any regulatory authority having or claiming authority over any Lender, (vi) disclosures to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates and (vii) disclosures requested or required to be made in connection with any litigation or similar proceeding; provided, that unless prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.16        Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 10.17        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 10.18        Effectiveness; Entire Agreement; No Third Party Beneficiaries.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower and its Subsidiaries, the Agents, the Arranger, the Joint Bookrunner and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent, Arranger, Joint Bookrunner or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, express or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.19        PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 10.20        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21        No Fiduciary Duty.  (a) Each Agent, Arranger, Joint Bookrunner, each Lender and their Affiliates (collectively, solely for purposes of this section, the “Lenders”), may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto, and agrees to waive any claims for breach of any alleged fiduciary duty by any Lender.

(b)          Each Loan Party acknowledges and agrees (i) that Barclays Capital Inc. has been retained by Barclays Bank PLC and Barclays Capital Real Estate Inc., as Sellers under the Asset Purchase Agreement as financial advisor (in such capacity, the “Financial Advisor”) to such Sellers in connection with the Acquisition, and each Loan Party agrees to such retention, (ii) not to assert any claim such Loan Party might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from each Lender’s and their respective affiliates’ relationships with each Loan Party and (iii) that no Lender will be imputed to have knowledge of confidential information provided to or obtained by the Financial Advisor.

Section 10.22        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.22 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OCWEN FINANCIAL CORPORATION

By:
Name:
Title:

OCWEN LOAN SERVICING, LLC

By:
Name:
Title:

REAL ESTATE SERVICING SOLUTIONS INC.

By:
Name:
Title:

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent and a Lender

By:
Name:
Title: